Exhibit 10.01

31 DECEMBER 2010

LEASE

10TH FLOOR

CENTRAL ST GILES, LONDON WC2

(1)	CENTRAL SAINT GILES LIMITED PARTNERSHIP

(2)	SPECIFIC MEDIA UK LIMITED

(3)	INTERACTIVE MEDIA HOLDINGS INC

Olswang LLP 90 High Holborn London WC1V 6XX	T +44 (0) 20 7067 3000 F +44 (0) 20 7067 3999 DX 37972 Kingsway	Olswang LLP is regulated by the Solicitors Regulation Authority www.olswang.com

1

LAND REGISTRY PRESCRIBED LEASE CLAUSES

LR1. Date of lease	31 December 2010

LR2. Title number	LR2.1 Landlord’s title number

NGL790607

LR2.2 Other title numbers

None

LR3. Parties to this lease	Landlord

CENTRAL SAINT GILES LIMITED PARTNERSHIP (Registration No. LP010957) whose principal place of business is at One Coleman Street, London EC2R 5AA acting by its general partner CENTRAL SAINT GILES GENERAL PARTNER LIMITED (Company Registration No 5624041) whose registered office is at One Coleman Street, London EC2R 5AA.

Tenant

SPECIFIC MEDIA UK LIMITED (Company Registration No 04023273) whose registered office is at 26-30 Strutton Ground, London SW1P 2HR (“Tenant”)

Guarantor

INTERACTIVE MEDIA HOLDINGS INC a company incorporated under the laws of Delaware, having its seat at 4 Park Plaza, Suite 1500, Irvine, CA 92614, United States of America, registered with the Secretary of State of the State of Delaware under number 4168322

LR4. Property	In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Defined as the “Premises” in Clause 1 of this Lease.

LR5. Prescribed statements etc	None.

LR6. Term for which the Property is leased	The term as specified in this Lease at Clause 1.

LR7. Premium	None.

i

LR8. Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.	LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this lease

None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property	None

LR11. Easements	LR11.1 Easements granted by this lease for the benefit of the Property

Schedule 2.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

Schedule 3.

LR12. Estate Rentcharge Burdening The Property	None.

LR13. Application for standard form of restriction	None.

LR14. Declaration of trust where there is more than one person comprising the Tenant	Not applicable.

ii

DATED:             THIS LEASE is made on the date specified in LR1 of the Prescribed Clauses

BETWEEN:

(1)	The Landlord specified in LR3 of the Prescribed Clauses (Landlord) and

(2)	The Tenant specified in LR3 of the Prescribed Clauses (Tenant)

1.	DEFINITIONS

1.1	In this Lease the following words and expressions shall have the following meanings unless the context requires otherwise:

Authority means any statutory, public, local or other competent authority or a court of competent jurisdiction;

Base Rate means the base rate from time to time of Lloyds TSB Bank plc or such other clearing bank as the Landlord may from time to time specify or (in the event of base rates being no longer published or used) such other comparable rate of interest as the Landlord and the Tenant may from time to time agree in writing and if not agreed as shall be determined by a chartered accountant nominated by the President or Vice-President for the time being of the Institute of Chartered Accountants on the application of either party and acting as an arbitrator in accordance with the Arbitration Act 1996;

BREEAM means the BRE Environmental Assessment Method;

Building means the building shown edged green on Plan 1 forming part of the Estate;

Building Common Parts means all parts of the Building (including its external accesses and car park) which are designed or intended for the general use in common by the tenants or occupiers of the Building and which are from time to time so provided or designated by the Landlord (acting reasonably) (including the entrances, entrance halls, lobbies, stairways, passages and fire escapes);

Building Main Structure means the main structure of the Building including the foundations, roofs, load bearing walls, load bearing columns, ceilings and floors, terraces and balconies and exterior windows and lights (but excluding any glass within interior doors walls or partitions raised floors suspended ceilings all internal cladding plasterwork and decoration (save where internal to any Building Common Parts) and all floor screeding and finishes);

Building Retained Parts means all parts of the Building which are not from time to time Lettable Units including (without prejudice to the generality of the foregoing):

(i)	the Building Common Parts;

(ii)	plant rooms;

(iii)	storage areas;

(iv)	Conduits and Plant within or serving the Building except those within and exclusively serving a Lettable Unit;

(v)	the Building Main Structure;

Car Parking Licence Fee means £6,000 per annum;

CDM Regulations means the Construction (Design and Management) Regulations 2007 and Health and Safety File has the meaning given therein;

Clause means a clause of this deed;

Common Media means all Conduits from time to time within and serving the Estate save any which exclusively serve any of the Lettable Units;

Conduits means gutters gullies pipes drains sewers watercourses channels ducts flues wires cables and other conducting media and all plant equipment machinery and apparatus ancillary thereto;

CRC means Carbon Reduction Commitment Scheme or equivalent scheme operated by the government of the United Kingdom;

EM Plan means an environmental management plan to be provided in accordance with clause 4.29;

End of the Term means the, determination of the Term by expiry, forfeiture, notice surrender effluxion of time or otherwise;

Environmental Forum means an environmental forum to be set up by the Landlord in accordance with clause 4.22;

EPC means an energy performance certificate and related recommendation report;

EPC Level means the rating of B given in the energy performance certificate for the Premises obtained immediately prior to the date of this Lease;

Estate means the development known as Central Saint Giles as shown for identification edged blue on Plan 1;

Estate Common Parts means those parts of the Estate (excluding the Building) designated and allocated from time to time by the Landlord (acting reasonably) as footways vehicular service roads communal lifts escalators hoists and other areas for the common use and benefit of the tenants of premises within the Estate and persons using or visiting the Estate and for the avoidance of doubt the Landlord (acting reasonably) shall be entitled by notice in writing served upon the Tenant to extend the Estate Common Parts or remove any land area or apparatus from the Estate Common Parts from time to time during the Term provided that the Tenant’s use and enjoyment of the Premises are not materially adversely affected;

Estate Main Structure means the main structure of the Estate (excluding the Building) including the foundations, roofs, load bearing walls, load bearing columns, ceilings and floors, terraces and balconies and exterior windows and lights (but excluding any glass within interior doors walls or partitions raised floors suspended ceilings all internal cladding plasterwork and decoration (save where internal to any Estate Common Parts) and all floor screeding and finishes)

Estate Retained Parts means all parts of the Estate (excluding the Building) which are not from time to time Lettable Units including (without prejudice to the generality of the foregoing):

(i)	the Estate Common Parts;

(ii)	office and other accommodation for staff managing the Estate (including any residential accommodation);

(iii)	plant rooms;

(iv)	storage areas;

(v)	Conduits and Plant within or serving the Estate except those within and exclusively serving a Lettable Unit;

(vi)	the Estate Main Structure;

First Rent Payment means a proportionate part of the Rent for the period from and including the Rent Commencement Date and ending on the day preceding the following Quarter Day;

Group Company means any company which is for the time being a member of the same group of companies as the Landlord or the Tenant (as the case may be) within the meaning of section 42 (1) of the Landlord and Tenant Act 1954);

Insurance means insurance effected in such insurance office of repute or with such reputable underwriters and through such agency as the Landlord may decide and subject to such excesses, exclusions, limitations and conditions as the insurer may require or the Landlord may properly negotiate (but the Landlord shall endeavour to negotiate policies under which the insurer has no rights of subrogation against the Tenant) and covering

(i)	the Estate (excluding tenant’s and trade fixtures and fittings and plate glass in the windows and doors of Lettable Units) and the Premises against the Insured Risks for a sum sufficient to cover the cost of reinstatement assuming total loss including all applicable VAT and ancillary costs (such as site clearance and professional fees) and appropriate allowance for inflation;

(ii)	Loss of Rent;

(iii)	third party and public liability at the Estate for such sum as the Landlord (acting reasonably) may from time to time consider prudent; and

(iv)	such matters in relation to the Estate not otherwise specifically mentioned in this definition as the Landlord (acting reasonably) from time to time considers prudent.

Insured Risks means fire, lightning, explosion, aircraft (not being hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion, earthquake, storm, tempest, flood, burst water pipes and impact by road vehicles, subsidence, heave, landslip and acts of terrorism and any other insurable risks against which the Landlord (acting reasonably) shall from time to time deem it desirable to insure subject in each case to (i) any risk being insurable in the United Kingdom market with a reputable insurer at normal commercial rates, and to (ii) such excesses, exclusions, limitations and conditions as may be imposed by the insurers;

Interest means interest at 3% above the Base Rate (both before and after any judgment) calculated on a daily basis from the date on which interest becomes chargeable on any payment pursuant to any provision of the Lease to the date upon which such payment is made such interest to be compounded with rests at the usual quarter days;

Landlord includes any person for the time being entitled to the reversion immediately expectant on the End of the Term;

Landlord’s fixtures and fittings means and includes whether installed by the Landlord or not) all staircases and all electrical gas water drainage central heating hot water ventilation air-handling sprinkler fire protection and fire alarm installations and distribution trunking ducting and Conduits and all suspended ceilings and wall panelling and floor screeding and all tiles and sanitary fittings and all doors windows window glass and fastenings on doors and windows whether internal or external and all other essential amenities; except to the extent that any such items have been installed by the Tenant at its own cost and are removable at the end of the Term without causing any material damage to the Premises;

Lease means this lease as from time to time varied or supplemented whether by deed, licence or otherwise;

Legal Obligation means any obligation relating to the Premises or their occupation or use imposed by any Legislation;

Legislation means all legislation having effect in the United Kingdom at any time during the Term, including directives, decisions and regulations of the Council or Commission of the European Union, Acts of Parliament, instruments, orders, regulations, consents, licences, notices and bye-laws made or granted under any Act of Parliament or directive, decision or regulation of the Council or Commission of the European Union, or made or granted by a local or other competent authority or a court of competent jurisdiction, and any approved Codes of Practice, regulations or other requirements issued by a statutory or professional body;

Lettable Unit means any unit of accommodation in the Estate that is let or otherwise exclusively occupied or designed or intended for letting or exclusive occupation otherwise than in connection with the provision of Services;

Loss of Rent means the loss of all Rent and Service Charge and applicable VAT for such period (being not less than four years) as the Landlord may from time to time reasonably consider sufficient to complete reinstatement of the Estate following a total loss and for such sum as takes into account any likely rent review.

Motorcycle Parking Licence Fee means £3,000 per annum;

Normal Business Hours means the hours between 7.00 am and 7.00 pm on Mondays to Fridays (excluding bank holidays) inclusive or such other hours as the Landlord may from time to time specify as being in its reasonable opinion in the interests of the occupiers of the Estate, provided that this does not affect the Tenant’s right to access and use the Premises 24 hours a day, 365/366 days a year;

Party means the Landlord or the Tenant or the Guarantor (if any);

“Permitted Part” any part or parts of the Premises but subject as follows:

(i)	No part shall be a Permitted Part if it renders any other part of the Building (other than means of access and other common parts) incapable of being a Permitted Part;

(ii)	Every Permitted Part shall have the benefit of and be subject to such easements and rights as shall in the opinion of the Landlord be necessary or appropriate;

(iii)	The parts or parts are located within the Premises in a manner which in the reasonable opinion of the Landlord will not materially adversely affect on the performances of the mechanical and electrical systems in the Building;

Permitted User means any use within class B1 of the schedule to the Town & Country Planning (Use Classes) Order 1987 (to which Clause 1.2.6 shall not apply) as at the date of this Lease and which shall not include any amendment, consolidation or re-enactment of such Order after the date of this Lease which shall be approved by the Landlord (such approval not to be unreasonably withheld or delayed);

Piazza means the land shown edged in purple on Plan 1 at ground floor level forming part of the Estate Common Parts;

Plan 1 and Plan 2 means the plans being so numbered annexed to this Lease such plans being so annexed for the purpose of identification only;

Plans means any or all of those plans;

Planning Acts means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991, the Planning and Compulsory Purchase Act 2004 and any other related Legislation

Plant means such equipment and systems as may from time to time be provided for the amenity of the Estate such as lifts, escalators; security and surveillance systems; fire alarm and prevention equipment; sprinklers; heating, ventilation and air conditioning plant; public address and other communication facilities, internal and public telephone systems; waste disposal equipment; sanitary equipment;

Plant Area means such part or parts of the roof designated or otherwise from time to time made available by the Landlord (acting reasonably) for the installation of Tenant Plant;

Premises means the part of the Building as shown edged red on Plan 2 as more particularly described in Schedule 1;

Prescribed Clauses means the Land Registry’s Prescribed Lease Clauses at the front of this Lease;

Quarter Days means 25 March 24 June 29 September and 25 December in each year and Quarter Day means any one of the Quarter Days;

Regulations means the regulations set out in Schedule 8 and any others from time to time published by the Landlord in addition to or in substitution for those regulations in the interests of good estate management;

Rent means £1,540,810 a year or such other amount as is from time to time agreed or determined pursuant to Clause 3 of this Lease or otherwise;

Rent Commencement Date the date 22 months from the Term Commencement Date;

Retained Property means the Building Retained Parts and the Estate Retained Parts;

Review Date has the meaning given in clause 3;

Schedule means a schedule to this deed;

Service Charge has the meaning given in Schedule 4;

Services means the services to be provided by the Landlord as set out in Schedule 4;

Tenant includes any person in whom the Term is from time to time vested;

Term means 10 years commencing on 31 December 2010 (the “Term Commencement Date”) and expiring on 30 December 2020 and any continuation of it;

Tenant Plant means such plant equipment and machinery as may from time to time be installed by the Tenant for use in connection with the Tenant’s occupation of the Premises including but not limited to fire alarm and prevention equipment; heating, ventilation and air conditioning plant;

Terrace means the external terrace area shown coloured green on Plan 2

Uninsured Damage means damage to or destruction of the Premises or any other part of the Estate rendering the Premises or a substantial part of the Premises unfit for beneficial occupation or use or inaccessible by a risk which is not an Insured Risk because that risk is not (i) insurable in the United Kingdom market with a reputable insurer at normal commercial rates; or (ii) insured or fully insured because of excesses, exclusions, limitations and conditions imposed by the insurers; (iii) such that the full cost of rebuilding and reinstating shall not be recoverable by the Landlord under the insurance policy or from the tenant’s or other occupiers of the Lettable Units but excluding any damage or destruction in respect of which the Landlord’s policy has been vitiated or payment of the policy monies has been refused in whole or in part by reason of any act, default or neglect of the Tenant;

Utilities means air water sewerage of all kinds gas electricity wireless telegraphic and other services including any public address system burglar and security or fire alarm system serving the Estate;

VAT means value added tax as defined in the Value Added Tax Act 1994 and/or any tax of a similar nature substituted for or levied in addition to such value added tax;

Winter Gardens means the area shown coloured blue on Plan 2;

Working Day means any day which is not a Saturday, a Sunday or a bank or public holiday in England;

1995 Act means the Landlord and Tenant (Covenants) Act 1995.

1.2	In this Lease:

1.2.1	the expressions Landlord and Tenant shall include their respective successors in title, Tenant shall include the personal representatives of the Tenant and any person in whom this Lease may from time to time be vested by whatever means and Guarantor shall include the personal representatives of the Guarantor.

1.2.2	words importing the singular number only shall include the plural and where there are two or more persons included in the expressions Landlord or Tenant covenants expressed to be made by the Landlord or the Tenant shall be deemed to be made by such persons jointly and severally.

1.2.3	words importing the masculine gender only shall include the feminine and neuter genders and words denoting natural persons shall include companies and corporations and vice versa.

1.2.4	all rights, reservations and permissions in favour of the Landlord shall also be for the benefit of any superior landlord or mortgagee who shall be entitled to exercise the same in addition to the Landlord, and where the consent of the Landlord is required under this Lease the Landlord may require that the consent of any superior landlord or mortgagee shall be a condition precedent to the grant of such consent by the Landlord (the requirements for the consent of any such superior landlord or mortgagee to be no more onerous than the requirements for the consent of the Landlord under this Lease and the Landlord to use its reasonable endeavours to obtain any such consent) and may require the Tenant to discharge on an indemnity basis the reasonable and proper costs, fees, charges and expenses of the Landlord in applying for the consent of any superior landlord or mortgagee and the costs, fees, charges and expenses of any superior landlord or mortgagee in respect of such application, whether or not consent is granted pursuant to such application.

1.2.5	References to any rights being exercisable by the Tenant shall be construed as being exercisable by the Tenant, any sub-tenant or sub-tenants and all persons properly authorised by them.

1.2.6	any reference to this Lease shall be deemed a reference to this Lease and any deed, agreement or other document supplemental or collateral to this Lease or entered into pursuant to the terms of this Lease.

1.2.7	unless the context requires otherwise, a reference to particular legislation is a reference to that legislation as amended, consolidated or re-enacted from time to time and to all subordinate legislation made under it from time to time.

1.2.8	references to the President and Vice-President of the Royal Institution of Chartered Surveyors and the Institute of Chartered Accountants include references to the equivalent officers of any Institution, Association or other body of which either of them may become part.

1.2.9	the words “include” and “including” are deemed to be followed by the words “without limitation”, and general words introduced by the word “other” do not have a restrictive meaning by reason of being preceded by words indicating a particular class of acts, things or matters.

1.2.10	the headings are for ease of reference only and are not to be taken into account in the construction or interpretation of any covenant, condition or proviso to which they refer.

1.2.11	unless the context requires otherwise, references to a numbered clause or Schedule are references to the relevant clause in or Schedule to this Lease and references in any Schedule to a numbered paragraph are references to the relevant paragraph in that Schedule.

1.2.12	references to “completion of the assignment” (and related expressions) are to the date on which the relevant deed of assignment is dated.

1.2.13	unless the context requires otherwise, any act, default or neglect of the Tenant includes any act, default or neglect of any undertenant or occupier or any of their respective servants, agents, licensees or invitees or any person under the control of any of them.

1.2.14	where the Tenant is placed under a restriction, the restriction includes the obligation on the Tenant not knowingly to cause or allow the infringement of the restriction by any person.

1.2.15	if any term of this Lease or its application to any person or circumstance shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

1.2.16	unless the context requires otherwise, references to the Premises, Building and the Estate include any part of the Premises, Building or the Estate.

1.2.17	covenants by the Landlord in this Lease shall be effective to bind the Landlord only in respect of such period when it holds the immediate reversion to this Lease and such covenants shall not bind the Landlord after it shall have parted with all interest in such reversion and the Landlord shall be and is hereby released from any liability under this Lease in relation to any period after it shall have parted with such interest.

2.	DEMISE

The Landlord demises the Premises to the Tenant:

2.1	together with the rights set out in Schedule 2;

2.2	except and reserving to the Landlord the rights as set out in Schedule 3;

2.3	to hold the same to the Tenant for the Term;

2.4	subject to all rights, easements, quasi-easements, restrictions, covenants and liabilities affecting the Premises including without prejudice to the generality of the foregoing those described in Schedule 6;

2.5	yielding and paying to the Landlord:

2.5.1	FIRST from the date hereof until the Rent Commencement Date a peppercorn (if demanded) and thereafter throughout the Term the Rent without any deduction in every year and proportionately for any period of less than a year such Rent being payable by equal quarterly payments in advance on the Quarter Days;

2.5.2	SECOND by way of additional rent the amounts payable by the Tenant from time to time under this Lease in respect of insurance and service charge such additional rent to be payable at the times and the manner herein specified and to be recoverable by and subject to all the remedies of the Landlord for the recovery of rent;

2.5.3	THIRD by way of additional rent any VAT which may be or become chargeable in respect of any rent or other sums payable hereunder whether as a consequence of the Landlord electing to waive the exemption from VAT on such rent or otherwise such VAT to be recoverable in the same manner as rent and additional rent; and

2.5.4	FOURTHLY by way of additional rent the Car Parking Licence Fee and the Motorcycle Parking Licence Fee payable by equal quarterly payments in advance on the Quarter Days

3.	RENT REVIEW

3.1	For the purposes of this clause 3, the following expressions shall mean:

3.1.1	Market Rent the clear yearly rent at which the Premises might reasonably be expected to be let in the open market with vacant possession by a willing landlord to a willing tenant without payment of any premium or other payment by or to the willing tenant after the expiry of a rent free period or other allowance that the willing tenant would require for the time required to be spent in fitting out the Premises;

Assuming that at the Review Date:

3.1.1.1	the term shall commence on the Review Date and that the rent is payable from then;

3.1.1.2	the term shall be 10 years from the relevant Review Date;

3.1.1.3	the lease shall contain the same terms as this Lease except for the term and the rent firstly reserved by this Lease but including the same provisions for rent review as are contained in this Lease but effective from every fifth anniversary of the Review Date;

3.1.1.4	the Premises may be lawfully occupied and used for any use permitted under this Lease or by any deed varying this Lease or by any consent given pursuant to this Lease and that there are no planning or other statutory restrictions preventing such occupation and use;

3.1.1.5	the Premises are ready for immediate use and occupation for trading by the willing tenant for any use permitted under this Lease and are fully fitted out and equipped to meet the requirements of the willing tenant;

3.1.1.6	all the covenants and conditions in this Lease have been fully complied with;

3.1.1.7	if the Premises have been destroyed or damaged (or made unfit for use and occupation), they have been fully reinstated and rendered fit for use and occupation unless the failure to reinstate the Premises is due to any act or omission on behalf of the Landlord;

3.1.1.8	no work has been carried out on or to the Premises before or during the Term which has diminished the rental value of the Premises other than work carried out in compliance with any statutory obligations;

3.1.1.9	there is not in operation any statute, order, instrument, regulation or direction which has the effect of regulating or restricting the amount of rent for the Premises which might otherwise be payable;

3.1.1.10	the Building and the Premises have been completed in accordance with the Developer’s Specifications (copies of which are annexed at Annex 1)

But disregarding:

3.1.1.11	any effect on rent of the fact that the Tenant has been in occupation of the Premises or any other space within the Building;

3.1.1.12	any goodwill attached to the Premises by reason of the carrying on at the Premises of the business of the Tenant; and

3.1.1.13	any increase in rental value of the Premises attributable to the existence at the Review Date of any alteration or improvement to the Premises carried out by the Tenant with the prior written consent of the Landlord where required, other than

3.1.1.13.1	made pursuant to an obligation to the Landlord or in the case of an undertenant to its immediate reversioner (except statutory obligations); or

3.1.1.13.2	for which the Landlord has made or is under an obligation to make a financial contribution, but only to the extent of that contribution;

and in sub-clauses 3.1.1.11 to 3.1.1.13 (inclusive), references to the “Tenant” include predecessors in title to the Premises of the Tenant and any person claiming title to the Premises through or under the Tenant or any of them.

3.1.2	Relevant Review Date means the Review Date by reference to which the Rack Rent is being reviewed;

3.1.3	Review Date means the 31 day of December in the year 2015 and in every fifth year thereafter and references to Review Date in this Clause 3 shall be to such of those dates as is relevant in the circumstances;

3.2	With effect from each Review Date the Rent shall be the amount of the Rent payable (but for any abatement) immediately prior to that Review Date or (if greater) the Market Rent as agreed or determined in accordance with this Clause 3.

3.3	The Landlord may serve upon the Tenant notice during the period of six months before, or at any time after, a Review Date requiring the Market Rent to be reviewed with effect from that Review Date or stating that the Market Rent is not to be reviewed.

3.4	If the Landlord serves notice requiring the Market Rent to be reviewed (Review Notice) the Landlord and the Tenant shall endeavour to agree the Market Rent as at the Relevant Review Date.

3.5	If the Landlord and the Tenant do not agree the Market Rent within three months after service of a Review Notice or by the date three months before the Relevant Review Date (whichever is the later) either may by notice to the other require the Market Rent as at the Relevant Review Date to be determined by a Chartered Surveyor having at least ten years’ experience in assessing the rental value of premises similar to the Premises and acting as a single arbitrator.

3.6	If the Landlord and the Tenant do not agree on the joint appointment of an arbitrator the arbitrator shall be nominated on the joint application of the Landlord and the Tenant (or if either of them neglects to concur in such application then on the sole application of the other) by the President or other chief office or acting chief officer for the time being of the Royal Institution of Chartered Surveyors.

3.7	The arbitrator shall act as an arbitrator in accordance with the Arbitration Act 1996.

3.8	The arbitrator shall within three months of his appointment or within such extended period as the Landlord may agree give to the Landlord and the Tenant written notice of the amount of the Market Rent as determined by him but if he does not or if for any reason it becomes apparent that he will not be able to complete his duties in accordance with his appointment the Landlord and the Tenant may agree upon or either of them may apply for the appointment of another arbitrator (which procedure may be repeated as often as necessary) pursuant to the provisions of this Clause.

3.9	Where the Rent payable with effect from a Review Date is not ascertained prior to that Review Date the Tenant shall:

3.9.1	with effect from the Relevant Review Date pay an Interim Rent at the rate at which Rent was payable (ignoring any abatement) immediately prior to that Review Date; and

3.9.2	if the Rent when ascertained exceeds the Interim Rent then within fourteen days of the Rent being ascertained (the Payment Date) pay to the Landlord an amount equal to the aggregate of the sums by which each quarterly instalment of Rent would have exceeded each instalment of Interim Rent had the Rent been ascertained by the Relevant Review Date together with Interest on each of those sums from the date it would have been due to the Payment Date.

3.10	Where Market Rent is increased with effect from a Review Date the Landlord and Tenant shall (at their own cost) sign memoranda of the Rent (if applicable) in such form as the Landlord may reasonably require for annexation to both the original and counterpart of the Lease.

Time is not of the essence in relation to this clause.

4.	TENANT’S COVENANTS

The Tenant COVENANTS with the Landlord during the Term as follows:

4.1	To Pay Rent

To pay the Rent as provided in Clause 2 of this Lease (including the First Rent Payment) and the other rents reserved by this Lease on the days and in the manner specified in this Lease without any deduction or set-off and if the Landlord reasonably requires, to make such payment by banker’s standing order.

4.2	To Pay Rates

To pay (or indemnify the Landlord against) all existing and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether imposed by statute or otherwise and whether of a national or local character and whether of the nature of capital or revenue and even though of a wholly novel character) payable in respect of the whole or any part of the Premises or by the owner or occupier of the same but “taxes” in this context does not include VAT nor any taxes imposed on the grant of this Lease or any rent reserved by this Lease or in respect of any disposal of any interest in reversion to this Lease nor does this apply to any rents payable pursuant to any interest in reversion to this Lease

4.3	To Pay Gas Electricity and Water Charges

To pay all charges for gas, electricity, water, telecommunications and other supplies consumed on the Premises and all charges for the hire of meters and equipment in respect of those supplies and to observe all regulations of the gas, electricity and water authorities of which the Tenant has received written notice.

4.4	To Pay VAT

4.4.1	To pay to the Landlord any VAT chargeable in respect of any taxable supplies made by the Landlord to the Tenant in connection with this Lease subject to receipt of a valid VAT invoice addressed to the Tenant for the full amount.

4.4.2	Where the Landlord is entitled under this Lease to recover from the Tenant the costs of any supplies provided to the Landlord by a third party (but in respect of which the Landlord makes no taxable supply to the Tenant), to indemnify the Landlord against so much of the VAT input tax on the costs for which the Landlord is not entitled to a credit from Her Majesty’s Revenue and Customs subject to receipt of a valid VAT invoice.

4.5	To Pay Interest

If:

4.5.1	the rents reserved by this Lease or any part of those rents, or any other monies payable to the Landlord under this Lease, shall not be paid within 7 days of the date appointed in this Lease for payment (in the case of Rent only whether legally demanded or not); or

4.5.2	payment of those rents or other monies shall be proffered to but not accepted by the Landlord during the subsistence of any breach of covenant by the Tenant which the Landlord reasonably considers would be waived by such acceptance;

to pay Interest on those rents or parts of those rents, or other monies that are so unpaid or declined from the date when the same shall become due until the date of actual acceptance by the Landlord, whether after or before any judgment Provided That nothing in this clause shall entitle the Tenant to withhold or delay any payment of the rents reserved by or other monies payable under this Lease after the date upon which they first fall due, or in any way prejudice, affect or derogate from the rights of the Landlord in respect of those rents or other monies under the proviso for re-entry contained in this Lease, or otherwise.

4.6	To Pay Fees

To pay to the Landlord on an indemnity basis and within 21 days of demand all reasonable and proper costs, fees, charges and expenses (including legal costs and fees of bailiffs, surveyors, architects, engineers and other professional advisers) incurred by the Landlord:

4.6.1	attendant upon or incidental to every application made by the Tenant for a consent or licence required or made necessary by the provisions of this Lease whether the same be granted or refused or proffered subject to any lawful qualification or condition or whether the application be withdrawn (except where subject to unlawful conditions or unlawfully withheld or delayed)

4.6.2	in relation to the lawful and proper preparation and service of a notice under Section 146 of the Law of Property Act 1925 or any lawful and proper proceedings under Sections 146 or 147 of that Act whether or not in any such case forfeiture is avoided otherwise than by relief granted by the court;

4.6.3	in connection with the recovery or attempted recovery of arrears of the reserved rents due from the Tenant under this Lease, or in procuring the remedying of the breach of any covenant by the Tenant;

4.6.4	in relation to any lawful and proper steps taken in contemplation of or in connection with the preparation, negotiation and service of a schedule of dilapidations during or within 3 months after the expiration or sooner termination of the Term (but relating only to dilapidations occurring during the Term)

4.7	To Repair

To keep the Premises in good and substantial repair and condition (except only damage by the Insured Risks, save where the insurance monies are irrecoverable in consequence of any act, default or neglect of the Tenant unless the Tenant has paid to the Landlord such monies) AND without prejudice to the generality of the foregoing:

4.7.1	to clean all internal windows and other plate glass in the Premises at least once in every month; and

4.7.2	to cause all electrical, hydraulic and other mechanical installations and equipment whatsoever (other than any Plant) within the Premises or under the control of the Tenant and serving the same to be properly serviced and maintained and when necessary repaired or replaced by qualified persons who and at intervals which are approved by the manufacturers of such installations and equipment and by the insurers of the Premises

4.8	To Decorate

Whenever reasonably necessary and at least in every fifth year and also in the last year of the Term (however terminated but not more than once in any two consecutive years or where the Tenant is seeking a renewal of this Lease) to paint, decorate or treat in a proper and workmanlike manner all parts of the Premises which ought to be so painted, decorated or treated and in the last year of the Term (however terminated) to obtain the prior written approval of the Landlord to the colours and materials of such decoration (such approval not to be unreasonably withheld or delayed)

4.9	To Yield Up

4.9.1	To yield up the Premises with the fixtures, fittings and additions to the Premises (except tenant’s or trade fixtures or fittings which have been lawfully removed) and with vacant possession (subject to any lawful underleases) at the expiration or sooner termination of the Term in accordance with the tenant’s covenants in this Lease and to make good to the Landlord’s reasonable satisfaction any damage caused to the Premises by the removal of any tenant’s or trade fixtures or fittings.

4.9.2	If any alteration or addition shall have been made to the Premises during the Term and unless and save to the extent that the Landlord requests the Tenant in writing not to do so at least 3 months before the end of the Term to remove the same on such yielding up together with all signs, writing, painting, moulding or other illustration of the name or business of the Tenant and any permitted occupier, and to reinstate the Premises to their state and condition at the commencement of the Term, making good any damage caused to the Premises to the Landlord’s reasonable satisfaction.

4.9.3	Upon such yielding up, to deliver to the Landlord the original Health and Safety File relating to the Premises duly maintained in accordance with the CDM Regulations and containing proper reference to such works of removal and reinstatement as specified in this clause 4.9 together with any other documentation relating to the Premises required by or showing compliance with Legislation and all keys of the Premises.

4.10	Aerials and signs

4.10.1	Not to erect on or display from the Premises any flashing or illuminated signs or advertisements.

4.10.2	Not to exhibit any sign, notice or advertisement at the Premises which shall be visible from outside the Premises except a good quality fascia sign bearing the trading name of the Tenant (and/or any permitted occupier), which sign shall be maintained throughout the Term and shall be of such design and specification and made of such materials as shall ensure uniformity of signs throughout the Building, and such sign and its positioning shall be first approved in writing by the Landlord, which approval shall not be unreasonably withheld or delayed provided that all signage is in accordance with the Landlord’s signage design guidelines which have been provided to the Tenant from time to time.

4.10.3	Not to erect any aerial, mast, satellite dish or other telecommunications or similar apparatus whatsoever upon the exterior of the Premises or the Building nor without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to provide internet access (wireless or otherwise) at the Premises nor operate any wireless network base station gateway or analogue wireless device other than a device or network protected by encryption

4.11	Alterations

4.11.1	On any application for consent pursuant to the following provisions of this clause, to submit to the Landlord in triplicate adequate scale plans and drawings and a specification of the alterations or additions proposed to be made, and within 1 month of the completion of any works to which the Landlord has consented or which is otherwise authorised under this clause 4.11 to supply to the Landlord in triplicate copies of the “as built” plans, drawings and specifications of those works.

4.11.2	Save as specifically permitted by clause 4.10.2 or 4.11, not to make any alterations or additions to or in any way interfere with the Premises or the Building.

4.11.3	Except as permitted by clause 4.11.5 not to make any internal, non-structural alterations or additions to the Premises or any alteration to the Premises aimed at reducing energy use or water consumption or improvement of waste management, (provided that such alterations do not adversely affect the performance or life cycle of any mechanical or electrical services or any other plant, equipment or services in the Estate and are not structural alterations) which may include to facilitate those alterations or additions:

4.11.3.1	minor penetrations of the Building Main Structure, provided that in the Landlord’s reasonable opinion neither the structural integrity nor the appearance of the Building or the Building Common Parts shall be adversely affected; and/or

4.11.3.2	minor alterations to any Conduits which are situated within and exclusively serve the Premises, provided that no alteration shall be made to any ventilation, air conditioning, stand by electrical system, sprinkler, fire or building management system;

without the prior written consent of the Landlord (which shall not be unreasonably withheld or delayed) and then only subject to those alterations or additions being carried out and completed:

4.11.3.3	in a good and workmanlike manner;

4.11.3.4	with good quality materials of their several kinds;

4.11.3.5	in accordance with any requisite permission, consent, licence or approval and any applicable Legislation;

4.11.3.6	in accordance with the plans, drawings and specifications previously approved by the Landlord (which approval shall not be unreasonably withheld or delayed);

4.11.3.7	to the reasonable satisfaction of the Landlord; and

4.11.3.8	so that the work does not adversely affect the energy efficiency, environmental performance or sustainability characteristics of the Building including the BREEAM rating of the Building or the EPC Level.

PROVIDED THAT the Tenant may carry out internal non-structural alterations without the Landlord’s consent where such alterations:

(i)	do not affect (either directly or as a consequence of such alterations) the external appearance of the Building;

(ii)	do not cause an overload of the electrical services at the Building;

(iii)	do not take a disproportionate amount of supplies (eg inter alia, air and chilled water); and

(iv)	do not adversely impact Conduits and Plant within or serving the Building.

4.11.4	Where the Tenant carried out alterations which necessitate the provision of a new EPC, the Tenant shall obtain at its own cost a new EPC and related recommendation report and shall provide to the Landlord a copy of such EPC and report.

4.11.5	The Tenant may without the consent of the Landlord install internal demountable partitioning, if

4.11.5.1	it does not interfere with the operation of the Plant; and

4.11.5.2	it does not impose any requirement for new or additional means of escape in case of fire

4.11.5.3	the works are carried out in accordance with the requirements of sub-clause 4.11.3.3 to 4.11.3.5 and 4.11.3.7 to 4.11.3.8 inclusive

4.11.6	If any works of alteration or addition shall be carried out in breach of any of the covenants in this Lease and if the Tenant shall not remove the same and make good any damage to the Premises caused by such removal and otherwise reinstate the Premises to their state and condition prior to the carrying out of such alterations or additions immediately following the receipt of written notice from the Landlord requiring it to do so, it shall be lawful for the Landlord to enter the Premises and itself carry out such removal and reinstatement and all proper costs and expenses of it so doing shall be payable by the Tenant to the Landlord within 14 days of demand on a full indemnity basis.

4.11.7	Subject to the Landlord’s consent (such consent not to be unreasonably withheld or delayed) and the requirements of sub-clauses 4.11.3.3 to 4.11.3.8 inclusive the Tenant may install:

4.11.7.1	supplementary air conditioning;

4.11.7.2	satellite dishes

4.11.7.3	cabling within the Building’s risers and ducts; and

in such positions in the Plant Area as the parties shall agree (acting reasonably).

4.12	Construction (Design and Management) Regulations 2007

4.12.1	In respect of any works carried out by or on behalf of the Tenant or any undertenant or other occupier of the Premises (including all works of reinstatement, which may be carried out after the end of the Term) to which the CDM Regulations apply, to comply in all respects with the CDM Regulations and to procure that any person involved in carrying out such works complies with the CDM Regulations and to act as the only client in respect of those works.

4.12.2	To maintain and make the Health and Safety File relating to the Premises available to the Landlord for inspection at all times and to provide to the Landlord, on request, and also within three months after the completion of any alterations or additions made to the Premises, certified copies of the Health and Safety File (revised if necessary to take account of those works).

4.13	Not to Overload

Not to overload the floors of or any of the services in or to any part of the Estate.

4.14	To Permit Landlord to Enter

Subject to the conditions of entry contained in this clause and Schedule 3 to permit the Landlord and the Landlord’s servants agents and all other persons authorised by the Landlord with or without workmen and others at all reasonable times (upon giving to the Tenant as much notice as reasonably practicable but not less than 48 hours’ previous notice in writing except in the case of emergency) to enter the Premises for the purpose of:

4.14.1	examining its state of repair and condition and of taking a schedule of the landlord’s fixtures and fittings in the Premises and the Landlord may:

4.14.1.1	serve upon the Tenant notice in writing specifying any repairs, decorations or other works necessary to be done in order to comply with the Tenant’s obligations under this Lease; and

4.14.1.2	require the Tenant immediately to execute the same;

and if the Tenant shall fail to comply with such notice within two months from the date of such notice (or sooner if necessary) or to perform any of the tenant’s covenants in this Lease, it shall be lawful for the Landlord (but without prejudice to the right of re-entry contained in this Lease) to enter the Premises and execute such repairs or decorations in accordance with the covenants and provisions of this Lease or to take any other action which in the reasonable opinion of the Landlord may be desirable for the purpose of securing the doing or omission respectively of all matters hereby covenanted by the Tenant to be done or omitted, or of discharging the Landlord’s duty of care under the Defective Premises Act 1972, and the reasonable and proper cost of such repairs, decorations or other action (including the fees of surveyors, architects, engineers and other consultants employed or retained by the Landlord) shall be repaid as a debt by the Tenant to the Landlord within 21 days of demand and shall be recoverable as rent in arrear;

4.14.2	repairing, maintaining, altering, rebuilding, renewing, replacing, redecorating, cleansing or examining any part of the Building Retained Parts or Estate Retained Parts or any adjoining or neighbouring property now or at any time hereafter belonging to the Landlord or constructing any new building or structure on the Building Retained Parts or Estate Retained Parts or any part thereof or on any such adjoining or neighbouring property, or constructing, laying, altering, diverting or connecting any conducting media in, upon, under or over the whole or any part of the Premises, all damage to the Premises thereby occasioned being made good by the Landlord as soon as reasonably practicable;

4.14.3	inspecting or surveying the Premises for valuation, re-measurement or other purposes;

4.14.4	complying with an obligation to the Tenant or any third party; and

4.14.5	managing or providing services to the Estate.

4.15	Defects Notices

4.15.1	To give notice as soon as is reasonably practicable to the Landlord of any want of repair or defect in the whole or any part of the Premises the Estate or the Building by reason of which the Landlord might incur liability under Legislation.

4.15.2	Promptly upon receipt by the Tenant and promptly after receipt by any undertenant of:

4.15.2.1	any notice of a proposal for alteration of the Valuation List under the Local Government Finance Act 1988 in respect of the Premises; or

4.15.2.2	any notice of the imposition or proposed imposition of any new, substituted, increased, altered rate, tax, duty, charge, assessment or outgoing whatsoever in respect of the whole or any part of the Premises; or

4.15.2.3	any other notice, order or proposal affecting the Premises or any interest in the Premises in any manner whatsoever;

to send a copy to the Landlord and to take all reasonable steps to comply with such notice, proposal, order or communication and if so requested by the Landlord and at the expense of the Landlord to make or join with the Landlord in making such objections, representations or appeal in respect of such notice, proposal, order or communication as the Landlord may reasonably require.

4.16	To Comply with Statutory Requirements etc.

4.16.1	To execute all such works and do all such things as under or by virtue of any Legislation are or shall be directed or necessary to be executed or done upon or in respect of the whole or any part of the Premises or in respect of its user by its owner, tenant or occupier.

4.16.2	Not to do or omit or suffer to be done or omitted on or about the Premises any act or thing the doing or omission of which may under any Legislation cause the Landlord to incur or have imposed or become liable to pay any penalty, damages, compensation, costs, charges, expenses or other impositions whatsoever or which may reduce the EPC Level.

4.16.3	To comply with all requirements and recommendations of the Landlord (acting reasonably) the competent fire authority and the insurers of the Premises in relation to fire precautions affecting the Premises to the extent the Tenant has received written notice of such requirements and recommendations and to supply and equip and keep the Premises supplied and equipped with such fire alarm, smoke detection and smoke ventilation systems and such fire fighting appliances as are necessary to so comply and to keep all such alarm, systems and appliances unobstructed and open to inspection and properly maintained.

4.16.4	To keep all means of escape from the Premises in case of fire or other emergency, clear and unobstructed at all times.

4.16.5	If requested to do so by the Landlord to provide a copy of any records for the Premises made for the purposes of complying with the Regulatory Reform (Fire Safety) Order 2005 including any records of findings following a fire risk assessment of the Premises.

4.16.6	The Tenant shall supply promptly to the Landlord a copy of any EPC obtained by the Tenant or any undertenant in respect of the Premises.

4.16.7	The Tenant shall supply promptly to the Landlord copies (and originals where reasonably required by the Landlord) of all reports and other documentation in relation to the Premises.

4.17	Planning Acts

4.17.1	To comply in all respects with the provisions and requirements of the Planning Acts.

4.17.2	Not to make any application for planning permission for change of use in respect of the whole or any part of the Premises or in respect of any part of the remainder of the Building.

4.17.3	Not without the prior written consent of the Landlord to make any application for any other planning permission in respect of the whole or any part of the Premises, nor to enter into any agreement with any local planning or other competent authority regulating the use or development of the Premises Provided That the Landlord shall not unreasonably withhold or delay consent to an application for planning permission in respect of works of alteration of or addition to the Premises if the Landlord has granted consent for such works in accordance with this Lease.

4.17.4	Not to implement any planning permission in respect of the Premises until a copy of the permission has been produced to the Landlord.

4.17.5	Unless the Landlord otherwise directs in writing, the Tenant shall carry out before the expiration or sooner termination of the Term any works stipulated to be carried out to the Premises by a date subsequent to such expiration or sooner termination as a condition of any planning permission which may be granted and implemented during the Term.

4.18	To Indemnify

During the Term and any subsequent period during which the Tenant may remain in possession of the Premises to be responsible for and to indemnify the Landlord within 14 days of demand against all claims, demands, actions, proceedings, liabilities, proper costs, charges, damages, losses and proper expenses in respect of or incurred in connection with:

4.18.1	any damage or injury occasioned to:

4.18.1.1	the Premises; or

4.18.1.2	any adjoining or neighbouring property; or

4.18.1.3	any person or any other property moveable or immovable;

by any act, default or neglect of the Tenant or by any breach of the tenant’s covenants and the conditions in this Lease;

4.18.2	any obligation to abate a nuisance or to remedy any other matter in connection with the Premises in obedience to a notice served by a local authority; and

4.18.3	any breach by the Tenant of any of the tenant’s covenants and the conditions in this Lease.

4.19	Prohibited Alienation

4.19.1	Not to part with possession of the whole of the Premises except by an assignment or underletting of, the whole or Permitted Part otherwise hereby permitted;

4.19.2	Not to underlet any part or parts of the Premises, other than (subject to the provisions of clause 4.20) a Permitted Part.

4.19.3	Not to permit any undertenant of the Premises or any Permitted Part to sub-underlet the whole or any part or assign part only of the premises underlet.

4.19.4	Not to grant any underlease of the Premises or any Permitted Part if such grant would cause or permit the number of separate occupations of the Premises at any time or from time to time to exceed three where the Tenant remains in occupation of any part of the Premises, or four where the Tenant does not so remain in occupation.

4.19.5	Not to share possession or occupation of or permit any other person to occupy the whole or any other part of the Premises PROVIDED THAT where the Tenant is a company it may without consent share occupation of the whole or part of the Premises with a company which throughout the period of such sharing is a Group Company the Tenant covenanting that:

4.19.5.1	immediately after the commencement and termination of such sharing it will give written notice thereof to the Landlord;

4.19.5.2	no tenancy will be created by such sharing; and

4.19.5.3	in respect of a Group Company upon such company ceasing to be a member of the same group of companies as the Tenant it shall forthwith vacate the Premises.

4.19.6	Not to hold on trust for another the whole or any part of the Premises or any interest of the Tenant therein under this Lease.

4.20	Permitted Alienation

4.20.1	Not to charge (otherwise than by a floating charge) the whole of the Premises without the prior written consent of the Landlord which consent shall not be unreasonably withheld or delayed.

4.20.2	Subject to Clause 4.20.3 not to assign the whole of the Premises to a Group Company of the Tenant where the Landlord reasonably considers that the financial standing of the proposed assignee is insufficient to pay the rents reserved by and observe the covenants contained in this Lease.

4.20.3	Not to assign the whole of the Premises without the prior written consent of the Landlord by deed which consent shall not be unreasonably withheld or delayed.

4.20.4	Without prejudice to the generality of the preceding sub-clause 4.20.2 and any other matter or circumstances which may render reasonable the Landlord withholding its licence or consent to an assignment of the Premises or any other condition subject to which it may be reasonable to grant such licence or consent the Landlord may withhold its licence or consent to an assignment in the circumstances set out in sub-clause 4.20.5 below or such licence or consent may be granted subject to the conditions set out in sub-clause 4.20.7 below.

4.20.5	The circumstances referred to in sub-clause 4.20.4 above are:

4.20.5.1	Where the Rent reserved or other undisputed and material sum due and payable hereunder by the Tenant remain unpaid;

4.20.5.2	Where there subsists any material breach of any of the covenants by the Tenant herein contained which the Tenant has failed to remedy or the remedy of which has not been adequately secured in a manner or on terms reasonably acceptable to the Landlord;

4.20.5.3	Where the assignee (or any assignee if more than one person) enjoys diplomatic or state immunity.

4.20.6	The conditions referred in 4.20.4 are:

4.20.6.1	That the Tenant and the proposed assignee enter into an authorised guarantee agreement (as defined in Section 16 of the Landlord and Tenant (Covenants) Act 1995) and licence to assign in a form reasonably required by the Landlord;

4.20.6.2	That any guarantor of the Tenant’s obligations under this Lease shall have guaranteed to the Landlord that the Tenant will comply with the terms and conditions of the authorised guarantee agreement referred to in sub-clause 4.20.6.1 in such form as the Landlord shall reasonably require;

4.20.6.3	That prior to completion of the proposed assignment any guarantor reasonably required by the Landlord for the proposed assignee shall first covenant with the Landlord (jointly and severally if more than one) in the terms contained in Schedule 5 hereto (as if references therein to the Tenant were references to the proposed assignee) and otherwise in such terms as the Landlord shall reasonably require.

4.20.7	Not to underlet the whole of the Premises or any Permitted Part nor permit any undertenant of the whole of the Premises or any Permitted Part to assign such underlease without the prior written consent of the Landlord by deed, which consent shall not be unreasonably withheld or delayed and not to so underlet or permit such assignment unless in relation to the whole of the Premises or the Permitted Part as the circumstances require:

4.20.7.1	the proposed undertenant or assignee has first covenanted directly with the Landlord (jointly and severally if more than one):

4.20.7.1.1	to pay the rents reserved by the underlease and to perform and observe the covenants by the undertenant and the conditions to be contained in the underlease;

4.20.7.1.2	not to grant any sub-underlease out of such underlease; and

4.20.7.1.3	not to do omit or suffer or permit in relation to the underlet premises any act or thing which would or might cause the Tenant to be in breach of this Lease or which if done omitted suffered or permitted by the Tenant would constitute a breach of this Lease.

4.20.7.2	any guarantor reasonably required by the Landlord for the proposed undertenant or assignee shall first have covenanted with the Landlord (jointly and severally if more than one) as guarantor in such form as the Landlord shall reasonably require that the undertenant or assignee (as the case may be) will perform and observe the covenants by the undertenant and the conditions contained in the underlease and the covenants given by the undertenant or assignee pursuant to sub-clause 4.20.7.1;

4.20.7.3	any proposed underlease is granted in a form first approved in writing by the Landlord (such consent not to be unreasonably withheld or delayed) without any fine or premium being payable by the Tenant or the undertenant and at a rent equal to the then open market rental value of the Premises (such rent being payable in advance on the days on which rent is payable under this Lease) and contains provisions for the review of the rent thereby reserved no less frequently than every five years;

4.20.7.4	the proposed underlease of a Permitted Part contains provisions approved by the Landlord for the repair and decoration by the undertenant of such Permitted Part and/or for the payment by the undertenant of a fair and proper proportion of the cost of repairing and decorating any part of the Premises thereafter used in common by and/or being of common benefit to the Permitted Part and the remainder of the Premises; and

4.20.7.5	before the proposed underlease is completed, or, if earlier, before the undertenant becomes contractually bound to take the underlease, the underlease is validly excluded from the operation of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 in accordance with the provisions of section 38A of that Act and the relevant Schedules of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and the Tenant produces to the Landlord adequate evidence of such valid exclusion.

4.20.8	Not to waive or vary any of the provisions of any underlease (in the case of variations without the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed) and to enforce (by proceedings, arbitration or otherwise as may be appropriate) the covenants on the part of the undertenant and the provisions for review of rent contained in such underlease, and not to agree any review of rent pursuant to those provisions without the prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed, and to procure (so far as it is lawfully able) that the representations of the Landlord as to the rent payable under any underlease of the Premises or any Permitted Part are made to any independent surveyor appointed to determine the rent under such underlease, to the reasonable satisfaction of the Landlord.

4.21	Registration

4.21.1	Within 28 days after this Lease to apply to register this Lease at Land Registry and as soon as possible after receipt from the Land Registry of notification of completion of the registration to provide the Landlord with official copies of the registered title for this Lease.

4.21.2	Subject to the Landlord providing completed forms EX1 and EX1A and a cheque for the requisite fee, to submit to Land Registry simultaneously with the Tenant’s application to register this Lease (or the easements granted by this Lease) any applications in forms EX1 and EX1A required by the Landlord.

4.21.3	Within 28 days after any transfer, assignment, mortgage, charge, underlease or other devolution of this Lease or any interest under it:

4.21.3.1	to give notice to the Landlord together with a certified copy of the relevant document, a reasonable registration fee (being not less than £40) and any further registration fee due to any superior landlord (and in the case of an underlease in respect of which the provisions of sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954 have been excluded a certified copy of both the notice served by the landlord pursuant to section 38A of that Act and of the tenant’s declaration or statutory declaration in response pursuant to that section); and

4.21.3.2	to register or procure the registration at Land Registry of any such document that is compulsorily registrable at Land Registry and as soon as possible after completion of such registration to provide the Landlord with sufficient evidence to prove valid registration.

4.21.4	At the Landlord’s cost within 7 days of written demand to provide the Landlord with full particulars of all derivative interests of or in the Premises however remote or inferior and of any persons in occupation of the Premises.

4.21.5	At the end or earlier determination of this Lease to apply as soon as reasonably practicable to Land Registry to close any registered title for this Lease and to remove all entries relating to this Lease and to provide all assistance reasonably required by the Landlord to close such title and remove such entries.

4.22	Environmental Forum

4.22.1	The Landlord shall set up a building management committee comprising a representative of the Landlord (or its managing agents), the tenant(s) of the Building and such other third parties deemed necessary by the parties to meet quarterly (or on an ad hoc basis) to:

4.22.1.1	consider the adequacy and improvement of data sharing on energy and water use and waste production/recycling; and

4.22.1.2	agree the targets and strategies to reduce energy use and water consumption, improve waste management in the Estate, consider green travel options and agree strategies to implement other aspects of any memorandum of understanding relating to the Estate.

4.22.2	Where Environmental Forum meetings are attended by more than one tenant, the Landlord and Tenant shall hold additional meetings as may be reasonably necessary to discuss matters relating to clauses 4.22.1.1 and 4.22.1.2 above which are concerned exclusively with the Premises and which either party wishes to discuss only with the other.

4.22.3	The Tenant shall co-operate in the setting up of the Environmental Forum.

4.22.4	Representatives of the Landlord and the Tenant shall attend the meetings of the Environmental Forum wherever reasonably practicable and provided that appropriate notice of such meeting is given by the party arranging such meetings.

4.23	Sale or Re-letting Notices

To (during the last six months of the Term) permit all persons authorised in writing by the Landlord or the Landlord’s agents and after making a prior appointment on giving reasonable notice to view the Premises at reasonable hours in the daytime.

4.24	Permitted Use

4.24.1	Not to use the Premises or any part thereof otherwise than for the Permitted User.

4.24.2	Not to sleep or suffer or permit any person to sleep in the Premises or any part thereof or to use the same or any part thereof for any residential purpose or any illegal or immoral purpose or for any noxious offensive or noisy trade or business.

4.24.3	Not to hold or permit to be held any sale by auction in the Premises or use the same as a licensed betting office.

4.24.4	Not at any time to use or play or permit to be used or played any musical instrument television radio loudspeaker or mechanical or noise-making instrument of any kind within the Premises so as to be audible outside the Premises.

4.24.5	Not to use or permit or suffer the Premises or any part thereof to be used for the storage deposit or display of any goods materials or things of a dangerous inflammable or explosive nature or liable to spontaneous combustion or the keeping storage or possession of which may contravene any existing or future statute or regulation or bye-law or any requirement of the Landlord’s insurers.

4.24.6	Not to use or permit or suffer the Premises or any part thereof to be used for the storage sale or display of any goods materials or things of an obscene or pornographic nature.

4.25	Nuisance

4.25.1	Not to do or permit or suffer to be done upon the Premises anything which in the opinion of the Landlord may be or become a nuisance and promptly to abate any nuisance which may arise.

4.25.2	Without limiting the foregoing, not to install or use in or upon the Premises any machinery or apparatus which causes noise or vibration which can be heard or felt in any adjoining or neighbouring premises, or which may cause any physical damage.

4.26	Refuse and Deleterious Materials

4.26.1	Not to discharge into any drains or sewers serving the Premises any oil, grease or deleterious materials or any waste or matter which is prohibited by law or which may cause a nuisance or annoyance or any damage, obstruction or destruction of those drains or sewers and to make good or remedy any damage, obstruction or destruction so caused to the reasonable satisfaction of the Landlord.

4.26.2	To store all refuse and rubbish from the Premises within the Premises or within such collection facilities as the Landlord may from time to time specify or provide (acting reasonably).

4.26.3	Not to deposit any refuse or rubbish outside the Premises except in accordance with clause 4.26.2.

4.26.4	Until its removal from the Premises or from such collection facilities, to store all refuse and rubbish in such manner as causes no fire or health hazard.

4.26.5	Not to keep any material or liquid of a dangerous, corrosive, toxic, contaminative, combustible, explosive, radioactive, volatile, unstable or offensive nature upon the Premises.

4.27	Loss of Easements

Not knowingly to obstruct or suffer to be obstructed any of the windows or light or any other privilege, right or easement belonging to the Premises, nor to permit any new window, light, passage, drain or other encroachment or easement to be made into, against, upon or over the whole or any part of the Premises and in case any encroachment or easement whatsoever shall be attempted to be made or acquired by any person or persons whomsoever, to give notice in writing to the Landlord immediately the same shall come to the notice of the Tenant and to do all such things as may be proper for preventing any new encroachment or easement being made or acquired.

4.28	Not to Obstruct Common Areas

4.28.1	Not to allow or suffer any goods or wares whatsoever to be displayed or exhibited otherwise than within the building comprised in the Premises.

4.28.2	Not upon any forecourt mall pedestrian way circulation area or pavement outside the Premises to solicit or tout for customers or transact business or suffer the same to be done or transacted.

4.28.3	Not to place or leave outside the Premises packages boxes or crates of any description or parcels of goods or articles or any containers of any description and to carry out all unpacking of goods within the Premises and to keep or procure the Premises to be kept clean and tidy and free from weeds deposits of materials or refuse.

4.28.4	Not to permit or suffer to be done in or upon the Premises or any part thereof anything which may be prejudicial or detrimental to the Landlord or any act or thing which shall or may reasonably be or become a nuisance damage annoyance or inconvenience to the Landlord or the owners tenants or occupiers of any adjoining or neighbouring premises or any other premises on the Estate or those persons’ respective customers or invitees or which shall in the reasonable opinion of the Landlord or the Landlord’s surveyor prejudicially affect or depreciate the letting value of any premises on the Estate.

4.28.5	Not to stand or place or permit or suffer to be placed or deposited outside any part of the Premises or upon any precinct service road loading bay or any other part of the Estate not hereby demised any goods automatic machine display case board vehicle or article of any description whatsoever or obstruct the same in any way whatsoever but at all times to keep the parts of the Estate adjoining or adjacent to the Premises free and unobstructed insofar as these matters are within the control of the Tenant and not at any time to load or unload or permit to be loaded or unloaded any vehicle other than within the service yards (if any) reasonably designated from time to time by the Landlord for that purpose nor permit any vehicle or vehicles to obstruct any such service yards or any part of the common areas otherwise than during loading and unloading and to vacate the area allocated for loading or unloading as soon as unloading or loading has been completed.

4.29	EM Plan

The Tenant agrees that the Landlord’s managing agent or other party responsible for the operation or management of the Estate (acting reasonably) will be entrusted to use the energy and water consumption data and the data regarding waste generated by the Estate provided by the Tenant at or ahead of each Environmental Forum meeting for the purposes of creating the EM Plan and ensuring that the Estate is run in a reasonably sustainable way that minimizes its environmental impact so far as reasonably practicable.

4.30	Vehicle Parking

4.30.1	Not to use the car parking spaces allocated by the Landlord to the Tenant from time to time in accordance with paragraph of Schedule 2 otherwise than for parking not more than 2 private motor cars in roadworthy condition.

4.30.2	Without limiting the foregoing, not to use such car parking spaces for the placing of skips, bins or other refuse containers or receptacles, nor to light any fires on the same, nor to use the same for the washing, polishing, cleaning, repair, maintenance or refuelling of any vehicles, plant or equipment, nor to deposit any goods, materials, pallets, refuse or rubbish on those spaces or roads.

4.30.3	Not to park vehicles on or allow or permit vehicles to be parked on or in any way obstruct the roads referred to in Schedule 2.

4.31	To Observe Covenants

To observe and perform (by way of indemnity only) the covenants, stipulations and provisions affecting the Premises contained or referred to in the deeds and documents, brief particulars of which are specified in Schedule 6.

4.32	Regulations

To observe and perform the Regulations from time to time made by the Landlord (acting reasonably) in accordance with the principles of good estate management for the orderly and convenient management of the Building or the Estate.

4.33	Replacement Guarantor

4.33.1	In this clause references to a “guarantor replacement event” are references in the case of a corporate or partnership guarantor to any of the events specified in clause 7.1.3 and in the case of an individual guarantor to death or any of the events specified in clauses 7.1.3 to 7.1.6.

4.33.2	Where in the case of a subsisting guarantee, a guarantor replacement event occurs to the Guarantor or to any party who has entered into an authorised guarantee agreement or other guarantee pursuant to this Lease, to so notify the Landlord within 14 days after the date of the guarantor replacement event and if so required by the Landlord to use reasonable endeavours to procure that another party reasonably acceptable to the Landlord as soon as reasonably practicable after the date the Landlord notifies the Tenant of its requirement, executes a guarantee in the Landlord’s favour in the same form as that provided by the guarantor being replaced.

5.	LANDLORD’S COVENANTS

The Landlord COVENANTS with the Tenant as follows:

5.1	Quiet Enjoyment

That the Tenant, paying the rents reserved by this Lease and observing and performing the tenant’s covenants and the conditions contained in this Lease, shall peaceably hold and enjoy the Premises throughout the Term without any interruption by the Landlord or any person rightfully claiming under or in trust for the Landlord.

5.2	To Provide Services

To use best endeavours to provide the Services in an efficient and cost effective manner at all times acting in accordance with the principles of good estate management unless prevented by any matter outside the control of the Landlord Provided That:

5.2.1	the Landlord may, subject to reasonable prior notice (except in case of emergency) and for the minimum period reasonably necessary, take out of service for inspection, maintenance, alteration, repair, replacement, removal, rebuilding or modernisation any lift or escalator, any of the Conduits and any other part of the Building Retained Parts or Estate Retained Parts and shall not be liable to the Tenant or the Tenant’s employees or those claiming through or under the Tenant for such taking out of service or for the failure or breakdown of the lift or any Conduits or any other part of the Building Retained Parts or Estate Retained Parts or of any gas, electricity or water supply save where such failure or breakdown is caused by the Landlord’s wilful default or negligence;

5.2.2	the Landlord shall incur no liability in respect of any failure in the performance or observance of any such obligation by reason of any damage or destruction of any plant, equipment or installations or due to any act, omission or negligence of any servant, agent or employee of the Landlord or any other person undertaking the same on behalf of the Landlord, which is not attributable to the wilful default or negligence of the Landlord;

5.2.3	the Landlord may add to, extend, vary, withdraw or make any alteration in the provisions of the Services or any of them from time to time, provided in the Landlord’s reasonable judgment it is reasonable to do so in all the circumstances and complies with the principles of good estate management and provided that the Tenant’s use and enjoyment of the Premises are not materially adversely affected; and

5.2.4	the Landlord shall incur no liability in respect of any failure in the performance or observance of any such obligation, unless it has first received from the Tenant written notice specifying particulars of the failure and has failed to comply with the same within a reasonable period thereafter.

5.3	EM Plan

The Landlord shall use reasonable endeavours to ensure that its managing agent or other party responsible for the operation or management of the Estate will:

5.3.1	either put in place an appropriate EM Plan that is suited to the size and occupation of the Estate, or, where any memorandum of understanding relating to the Estate requires the Environmental Forum to put in place an EM Plan work with the Environmental Forum to achieve this objective;

5.3.2	attend the meetings of the Environmental Forum; and

5.3.3	keep all data provided by the Tenant confidential (except where disclosure of it is required by law) and only use such data to ensure that the Estate is run in a reasonable sustainable way that minimises its environmental impact so far as reasonably practicable.

5.4	Warranties

5.4.1	The Landlord covenants to use reasonable endeavours to enforce any guarantee or warranty that it has entered into with any third parties in relation to the Building Common Parts and/or the Estate Common Parts.

5.4.2	If the Premises is wholly or substantially damaged or destroyed by the Insured Risks and if the Landlord is obliged to reinstate rebuild or repair and does reinstate rebuild or repair the Landlord shall obtain deeds of collateral warranty from the building contractor and from the professional team (if appropriate) such collateral warranties to be in a form obtainable commercially (if available at all) at the time of such reinstatement rebuilding or repair and addressed to the Tenant

6.	INSURANCE

6.1	Landlord’s Covenants

The Landlord covenants with the Tenant:

6.1.1	To Insure

To keep the Estate insured by way of the Insurance throughout the Term and use reasonable endeavours to ensure that the terms (including any excesses, exclusions, limitations and other conditions) and rates of premiums payable to effect that insurance are reasonable having regard to the general terms offered in the market by reputable insurers with established operations in the UK.

6.1.2	To Reinstate

In the event of damage to or destruction of the Premises or the Estate (to the extent reasonably required for the beneficial use and occupation of the Premises and the rights granted by this Lease) by any of the Insured Risks then subject to:

6.1.2.1	the necessary labour and materials being and remaining available;

6.1.2.2	neither the policy of insurance effected by the Landlord having been vitiated nor payment of the policy monies having been refused in whole or in part by reason of any act, default or neglect of the Tenant; and

6.1.2.3	the Landlord being able to obtain all necessary consents, which it shall use all reasonable endeavours to obtain but the Landlord shall not be obliged to institute any appeal unless reputable Counsel advises the Landlord that there is a strong prospect of such appeal being successful;

to diligently apply or procure the application of the insurance proceeds covering the rebuilding and reinstatement costs of the Premises or the Estate (to the extent reasonably required for the beneficial use and occupation of the Premises and the rights granted by this Lease) but excluding those proceeds relating to loss of rent for the purposes of rebuilding and reinstating the Premises (but for the avoidance of doubt not including tenant’s or trade fixtures and fittings) or the Estate (to the extent reasonably required for the beneficial use and occupation of the Premises and the rights granted by this Lease) making good any deficiency in the proceeds (except for any deficiency caused in whole or in part by any act, default or neglect of the Tenant) out of its own resources the Landlord shall use reasonable endeavours to procure that all works are carried out as soon as reasonably practicable in a good and workmanlike manner;

PROVIDED THAT in the event of substantial damage to or destruction of the Building by an Insured Risk such rebuilding or reinstatement of the Premises shall be either in the form in which they were immediately before the damage or destruction or in that form with such modifications as:

6.1.2.4	may be required by any competent authority as a condition of the grant of any consent;

6.1.2.5	the Landlord may reasonably make to the design or specification of the Premises to reflect then current building practice; or

6.1.2.6	the Landlord may otherwise reasonably require;

but so that the Building as rebuilt and reinstated shall provide accommodation for the Tenant not materially less convenient and commodious than that existing immediately before the damage or destruction. The Landlord shall keep the Tenant advised of any such modifications and have due regard to the reasonable representations of the Tenant in respect of any such modifications

6.1.3	To Produce Evidence of Insurance

6.1.3.1	To produce to the Tenant reasonable evidence of the terms of the insurance policy and of payment of the current premium upon written request but not more than once in any insurance period.

6.1.3.2	To notify the Tenant of any material change in the provisions of any policy of Insurance from time to time

6.1.3.3	The Landlord will use its reasonable endeavours to procure that its insurers waive entitlement to rights of subrogation against the Tenant or any underlessee or other occupiers of the Premises and their respective employees workmen agents or visitors and that the policy contains a tenant’s non-invalidation clause

6.1.3.4	The Landlord will notify its insurers of the Tenant’s interest in the Premises

6.2	Tenant’s Covenants

The Tenant covenants with the Landlord:

6.2.1	Pay Costs of Insurance

To repay to the Landlord within 14 days of demand a sum equal to a fair and proper proportion (determined by the Landlord or its surveyor acting reasonably whose determination shall be conclusive) attributable to the Premises of the amount or amounts from time to time paid by the Landlord for the insurance of the Building in accordance with clause 6.1.1 and against employers’, public and third party liability of the Landlord and for the revaluation of the Building for insurance purposes when reasonably necessary and the whole of any amounts from time to time paid by the Landlord relating to the loss of rent and Service Charge insurance referred to in clause 6.1.1.

6.2.2	Pay Excess

In the event of any insured damage occurring, to pay to the Landlord within 14 days of demand the whole or a fair and proper proportion (determined by the Landlord or its surveyor acting reasonably whose determination shall be conclusive) attributable to the Premises of the amount of any excess to be borne by the Landlord pursuant to the policy of insurance.

6.2.3	Insurer’s Requirements

6.2.3.1	To comply with all reasonable requirements of the Landlord’s insurers in respect of the Premises and the Building of which the Tenant has written notice and not to knowingly do or permit to be done in or upon the whole or any part of the Premises or the Building anything which may increase the premium for any policy for the insurance of the Building or any other premises (except where the Tenant pays such increase to the Landlord) or which shall invalidate or preclude the renewal of any such policy of insurance or which may be prejudicial in any way to any claim which may fall to be made under such policy.

6.2.3.2	If any damage to or destruction of the Premises or the Building shall occur due to any of the Insured Risks and any insurance money under any insurance effected under the terms of this Lease shall be irrecoverable by reason solely or partly of any act, default or neglect of the Tenant, then the Tenant shall pay to the Landlord the whole or (as the case may be) the irrecoverable part of the cost (including any costs of demolition and site and debris clearance and of obtaining planning consents and of architects’, quantity surveyors’, engineers’ and other professional person’s fees and incidental expenses and VAT payable on any such costs, fees and expenses) of making good such damage or destruction and any other irrecoverable insurance money.

6.2.4	Unoccupied Premises

Without prejudice to any other provision of this Lease, to immediately notify the Landlord in writing if the Tenant ceases to occupy or trade from the Premises and to comply with all requirements of the Landlord’s insurers in respect of the Premises whenever the same shall be vacant and unoccupied, and if the Tenant shall default in doing so within seven days of the Landlord giving notice in this respect to the Tenant, it shall be lawful for the Landlord and the Landlord’s servants and agents and all other persons authorised by the Landlord with or without workmen to enter the Premises for the purpose of taking such action as in the opinion of the Landlord may be reasonably necessary for the purpose of complying with this covenant (but without prejudice to the right of re-entry contained in this Lease and without implying any such re-entry) and the proper cost of the Landlord in so doing shall be repaid by the Tenant to the Landlord within 14 days of demand and shall be recoverable as rent in arrear.

6.2.5	Removal of Tenant’s fixtures

If reasonably requested by the Landlord, to remove its fixtures and effects from the Premises to allow the Landlord to repair or reinstate the Premises.

6.2.6	Notice to Landlord of Damage

As soon as reasonably practicable on becoming aware of the same to give written notice to the Landlord of any damage to or destruction of the Premises or the Building by any of the Insured Risks or any event or thing which might affect any insurance policy relating to the Premises or the Building.

6.2.7	Other Insurance

To insure and keep insured in an insurance office to be approved in writing by the Landlord:

6.2.7.1	(to the extent not covered by insurance effected by the Landlord pursuant to clause 6.1.1) all plant and machinery forming part of the Premises against loss or damage due to explosion, breakdown or other sudden or unforeseen cause; and

6.2.7.2	any public and, third party liability of the Tenant in respect of the Premises;

and whenever required to produce to the Landlord the policy or policies of such insurance and the receipt for the last premium due in respect of such insurance.

6.2.8	Not to take out Insurance

Not to take out any insurance of the Premises against the Insured Risks in its own name (other than for the avoidance of doubt in respect of any tenant’s or trade fixtures and fittings), and if the Tenant has the benefit of any such insurance the Tenant shall hold all money receivable under that insurance upon trust for the Landlord.

6.2.9	Information to Landlord

To inform the Landlord promptly in writing of the cost of and the reinstatement value from time to time of all improvements and additions to the Premises made by the Tenant which have become Landlord’s fixtures and fittings.

6.3	Suspension of Rent

If at any time or times during the Term the whole or any part of the Premises or any other part of the Estate which the Landlord is obliged to insure under this Lease shall be destroyed or so damaged by any of the Insured Risks so as to make the Premises unfit for beneficial occupation or use or inaccessible and neither shall the policy of insurance effected by the Landlord have been vitiated nor payment of the policy monies have been refused in whole or in part by reason of any act, default or neglect of the Tenant (unless the Tenant has paid to the Landlord such monies) then the rent first reserved by this Lease and the Service Charge or such part as is commensurate with the part of the Premises so rendered unfit for beneficial occupation or use or inaccessible, shall cease to be payable from the date of destruction or damage until the sooner of:

6.3.1	the date when the Premises (for the avoidance of doubt excluding tenant’s or trade fixtures and fittings) have been rendered fit for beneficial occupation and use and access has been restored; or

6.3.2	the date immediately following the expiration of the period of Loss of Rent insurance to be effected by the Landlord under clause 6.1.1;

and any dispute relating to this clause 6.3 shall be referred to the award of a single arbitrator to be appointed in default of agreement on the application of either party by the President or any Vice-President for the time being of the Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

6.4	Termination

6.4.1	If reinstatement of the Premises pursuant to clause 6.1.2 shall not have been completed so as to render the Premises fit for beneficial occupation and use and accessible on the date immediately following the expiration of the period of Loss of Rent insurance to be effected by the Landlord under clause 6.1.1, then either the Landlord or the Tenant may at any time thereafter (but not after the Premises have been rendered fit for occupation and use and accessible) terminate this Lease by giving written notice to the other.

6.4.2	If the Premises or the Estate shall suffer damage howsoever caused of such a substantial nature as in the Landlord’s reasonable opinion to render the reinstatement of the Premises pursuant to clause 6.1.2 impracticable within the period of Loss of Rent insurance effected under clause 6.1.1, then the Landlord may at any time terminate this Lease by giving written notice to the Tenant.

6.4.3	Any such termination under clause 6.4.1 or 6.4.2 shall be without prejudice to any claim by either party in respect of any antecedent breach of covenant and upon such termination or any termination of this Lease by the operation of the doctrine of frustration, any insurance monies shall belong to the Landlord absolutely.

6.5	Uninsured Damage

If there is Uninsured Damage:

6.5.1	Clauses 4.7 and 6.3 shall apply as if that damage to or destruction of the Premises or the Estate had been by an Insured Risk; and

6.5.2	the Landlord may by service of a notice (“Election Notice”) on the Tenant elect to rebuild or reinstate the Premises.

6.5.3	If the Landlord serves an Election Notice, the Landlord shall reinstate the Uninsured Damage in accordance with clause 6.1.2;

6.5.4	if the Landlord does not serve an Election Notice within twelve months following the date on which the Uninsured Damage occurs, then either the Landlord or the Tenant may at any time thereafter (unless in the meantime the Landlord serves an Election Notice) immediately terminate this Lease and clause 6.4 shall apply

7.	PROVISOS

PROVIDED IT IS AGREED as follows:

7.1	For Re-entry

If and whenever:

7.1.1	the whole or any part of the rents reserved by this Lease shall be in arrear or unpaid for 14 days after becoming payable (in the case of the Rent only whether formally demanded or not); or

7.1.2	there shall be any breach, non-performance or non-observance of any material tenant’s covenants, conditions or agreements contained in this Lease and such breach is not rectified as soon as reasonably practicable after notice of the breach has been given; or

7.1.3	in relation to the Tenant for the time being or a guarantor which is a company or a partnership (including a limited partnership and a limited liability partnership) or if more than one company and/or partnership then any one of them:

7.1.3.1	a winding-up order is made, or a winding-up resolution passed; or

7.1.3.2	liquidation is entered into whether compulsory or voluntary (other than for the purposes of reconstruction or amalgamation not involving a realisation of assets); or

7.1.3.3	a petition is presented or a meeting convened for the purposes of its winding-up; or

7.1.3.4	an administration order is made or an administrator is otherwise appointed or a petition is presented or an application is made or any other step is taken for such order or appointment (in each case which is not withdrawn within 21 days of its initial presentation); or

7.1.3.5	a receiver (including an administrative receiver) is appointed (including any such appointment over any assets of the Tenant for the time being or the guarantor); or

7.1.3.6	a voluntary arrangement is proposed; or

7.1.3.7	the company or partnership shall otherwise cease for any other reason to be or to remain liable under its covenants contained in or arising from this Lease or cease for any reason to exist; or

7.1.3.8	the company or partnership shall be unable to pay its debts; or

7.1.3.9	any event shall occur in whatever jurisdiction which is analogous to any of the events mentioned in this clause 7.1.3; or

7.1.4	in relation to the Tenant for the time being or a guarantor who is an individual or if more than one individual then any one of them:

7.1.4.1	a voluntary arrangement is proposed; or

7.1.4.2	a bankruptcy petition is presented (which is not withdrawn 21 days of its initial presentation) or he is adjudged bankrupt; or

7.1.4.3	the individual shall be unable to pay his debts; or

7.1.4.4	any event shall occur in whatever jurisdiction which is analogous to any of the events mentioned in this clause 7.1.4; or

7.1.5	the Tenant for the time being (or if more than one company or individual or partnership then any one of them) shall enter into any arrangement or composition with any creditors of that party or any proposal shall be made to that effect or any analogous event shall occur in whatever jurisdiction; or

7.1.6	the Tenant shall suffer any distress or execution to be levied on the goods of the Tenant at the Premises which is not discharged in full within 21 days after the levy has been made;

THEN and in any such case it shall be lawful for the Landlord (or its authorised agent) at any time thereafter to re-enter the whole or any part of the Premises in the name of the whole and to peaceably hold and enjoy the same as if this Lease had not been granted and thereupon the Term shall absolutely determine but without prejudice to any right of action of the Landlord in respect of any antecedent breach by the Tenant of any of the obligations and conditions on the part of the Tenant contained in this Lease.

7.2	Removal of Tenant’s Property

If after the Tenant has vacated the Premises following the expiration or sooner termination of the Term the Tenant shall fail to remove any property of the Tenant from the Premises within 14 days after a written request from the Landlord to do so the Landlord may as the agent of the Tenant (and the Landlord is hereby irrevocably appointed by the Tenant to act in that behalf) sell such property and shall then hold the proceeds of sale after deducting the costs and expenses of removal, storage and sale reasonably and properly incurred by it to the order of the Tenant.

7.3	Consents

7.3.1	Any licence or consent to be given by the Landlord pursuant to this Lease shall unless the Landlord otherwise first expressly agrees in writing be given only by deed duly executed by the Landlord.

7.3.2	Any licence or consent given pursuant to this Lease shall be without prejudice to the other provisions of this Lease.

7.4	Easements

7.4.1	The Tenant shall not by virtue of this Lease be deemed to have acquired or be entitled to, nor shall it during the Term acquire or become entitled to by any means whatever in respect of the Premises any easement from or over or affecting any other land or premises now or at any time hereafter belonging to the Landlord and not comprised in this Lease.

7.4.2	The Landlord (acting reasonably) may settle or compromise with any other party any claim or entitlement in respect of interference to or infringement of any rights of light or air or any other easement or enjoyment to which the Premises may from time to time be entitled on such terms and conditions as the Landlord in its reasonable discretion may think fit without the consent or approval of the Tenant and without being liable to the Tenant for any damages or compensation whatsoever in respect of such settlement or compromise.

7.5	Co-Operation

The Landlord and Tenant agree in good faith, but without legal obligation to agree and implement any memorandum of understanding with the aim of reducing energy and water use within the Estate and the Premises and reducing and recycling waste

7.6	Disputes

Any dispute arising as between the Tenant and any tenant or occupier of the Estate or any adjoining or neighbouring property belonging to the Landlord as to any easement, right or privilege enjoyed or used in common shall be decided by the Landlord (acting fairly and properly) whose decision shall be binding on the parties.

7.7	Notices

Any notice to be served or given under this Lease shall be in writing and shall be sufficiently served or given:

7.7.1	on or to the Tenant or any guarantor if delivered to or sent by recorded or special delivery or registered post to the Tenant or such guarantor (if a company) to its registered office which at the date of such delivery or sending is registered with the Registrar of Companies or (if an individual) to his usual place of abode in the United Kingdom and if sent by recorded or special delivery or registered post, such service shall be deemed to be made on the Working Day following the date of posting; or

7.7.2

on or to the Landlord if delivered to or sent by recorded or special delivery or registered post or faxed to the Landlord at its registered office which at the date of such delivery or sending is registered with the Registrar of Companies or to such other address for service as the Landlord shall from time to time notify in writing to the

Tenant under this Lease and if sent by recorded or special delivery or registered post, such service shall be deemed to be made on the Working Day following the date of posting and if faxed, such service shall be deemed to be made on the date on which it is transmitted (or the next Working Day if the fax is transmitted after 17.00 hours or on a day that is not a Working Day).

7.8	No Warranty by Landlord

The Landlord gives no warranty, express or implied, that the use of the Premises or any part for any specific purpose is authorised under the Planning Acts or otherwise or that the Premises or any part are suitable for the purpose of the Tenant or for any purpose.

7.9	Accidents

The Landlord shall not be responsible to the Tenant nor to any other person for any:

7.9.1	accident, happening or injury suffered in the Premises or the Building; or

7.9.2	damage to or loss of any goods or property sustained in the Premises or the Building save where due to any act, default or neglect of any employee of the Landlord in the Building.

7.10	Jurisdiction

7.10.1	The validity, construction and performance of this Lease (and any claim, dispute or matter arising under or in connection with it or its enforceability) shall be governed by and construed in accordance with the law of England and Wales.

7.10.2	Each party to this Lease irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim, dispute or matter arising under or in connection with this Lease or its enforceability or the legal relationships established by this Lease.

7.10.3	Each such party irrevocably waives any objection which it may have now or hereafter to proceedings being brought in the courts of England and Wales and any claim that proceedings have been brought in an inconvenient forum. Each such party further irrevocably agrees that a judgement in any proceedings brought in the courts of England and Wales will be conclusive and binding upon each such party and may be enforced in the courts of any other jurisdiction.

8.	OBLIGATIONS IN SCHEDULES TO THIS LEASE

The Landlord and the Tenant mutually covenant to observe and perform their respective obligations and the conditions in the Schedules to this Lease.

9.	GUARANTOR’S COVENANTS

The Guarantor covenants with the Landlord in the terms contained in Schedule 6.

10.	1995 ACT

It is agreed and declared that the tenancy hereby created is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

11.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Unless otherwise expressly stated, nothing in this Lease shall create or confer any rights or other benefits pursuant to the Contracts (Rights of Third Parties) Act 1999 in favour of any person other than the parties to this Lease.

DELIVERED as a deed on the date of this Lease.

SCHEDULE 1

The Premises

ALL THOSE premises comprising the tenth floor of the Building and shown edged red on Plan 2

1.	The Premises include:

1.1	the internal plaster and decorative finishes to:

1.1.1	all walls which separate the Premises from other parts of the Building;

1.1.2	all external walls of the Building enclosing the Premises; and

1.1.3	the structural columns, supports and frame of the Building within the Premises;

1.2	any decorative finishes to any Conduits situated within the Premises;

1.3	any Conduits which now are or shall during the Term be both situated within and exclusively serve the Premises;

1.4	any concrete screed or other surface finish to the floors of the Premises;

1.5	all sanitary apparatus and fittings exclusively serving the Premises;

1.6	the entrance doors to the Premises, their door frames and all glass in those doors;

1.7	all landlord’s fixtures and fittings; and

1.8	the Winter Gardens.

2.	The Premises exclude:

2.1.1	the external and other structural and load bearing walls of the Building; and

2.1.2	the walls separating the Premises from other parts of the Building; and

2.1.3	all structural columns, supports and frame of the Building situated within the Premises;

2.2	all Conduits (other than those exclusively serving the Premises) now or from time to time during the Term situated within the Premises other than their decorative finishes;

2.3	the structure of each of the floors to the Premises beneath any concrete screed or other surface finish on those floors;

2.4	the structure of any floor immediately above any ceiling to the Premises;

2.5	all roofs of the Building and all airspace within and above the same; and

2.6	all window frames and glass in the external walls of the Building.

SCHEDULE 2

Rights Granted

The Tenant and those deriving title through or otherwise authorised by the Tenant shall have the following rights in common with others during the Term (subject always to compliance with the Regulations):

1.	Subject as reserved to the Landlord pursuant to Schedule 3 paragraph at all times (meaning, for the avoidance of doubt, 24 hours a day 365/366 days a year) the right of access to and egress from the Premises on foot through the Estate Common Parts and Building Common Parts and the right otherwise to use the Estate Common Parts and Building Common Parts for the purposes for which they are intended subject to such restrictions rules and regulations as to their use as may be imposed by the Landlord pursuant to clause 4.32 (Regulations);

2.	The right to connect into and use (subject to the regulations of any appropriate Authority) Conduits for the supply of services and for drainage and such other Conduits as may from time to time be available for connection to individual Lettable Units PROVIDED THAT the Tenant shall not exceed the proportion of the capacity of such services as the Landlord shall reasonably allocate from time to time with respect to the Premises having regard to the design criteria of the Building;

3.	The right to connect into and use such Plant as may from time to time be available for connection to individual Lettable Units;

4.	The right of support and protection for the Premises from the remainder of the Estate.

5.	At all reasonable times after giving prior written notice to the Landlord the right to enter such parts of the Estate Common Parts and Building Common Parts as is reasonably necessary in order to carry out repairs and permitted alterations to the Premises PROVIDED THAT in exercising this right the Tenant shall:-

5.1	cause as little inconvenience as possible to the Landlord and to any other occupiers of the Estate;

5.2	cause as little damage as possible to the Estate Common Parts and Building Common Parts and anything within them and to make good forthwith any physical damage caused to the Landlord’s reasonable satisfaction (or if the Tenant has not repaired such damage within a reasonable period and the Landlord elects to make good any such damage itself to pay to the Landlord on demand the proper and reasonable cost incurred by the Landlord in so doing); and

5.3	procure that the person carrying out any such works shall comply with the Landlord’s reasonable and proper requirements in relation to such entry so as to cause as little inconvenience and disruption to the Landlord and to any other occupiers of the Estate as is reasonably practicable.

6.	Subject to availability and on a pro-rata basis to be agreed by the Building manager (acting reasonably), the right to use the service and loading bays at allocated times for the purpose of unloading and loading only.

7.	The rights granted by this Schedule 2 may upon reasonable notice be temporarily suspended for such period as the Landlord may reasonably require in connection with the carrying out of any necessary repairs or maintenance to the Estate PROVIDED THAT the period of suspension is for as short a period as is reasonably possible, any inconvenience to the Tenant or any other lawful occupiers of the Premises is kept to a minimum and that the Landlord will use all reasonable endeavours to provide suitable alternative rights temporarily during such suspension.

8.	The right to place in any space allocated by the Landlord for such purpose at the entrance to the Building a sign bearing the name of the Tenant (and any permitted occupier) which sign shall be of such design and specification and made of such materials as shall ensure uniformity of signs throughout the Building and be first approved in writing by the Landlord, which approval shall not be unreasonably withheld or delayed.

9.	The right to place in any space allocated by the Landlord for such purpose within the lift lobby/lobbies relevant to the Premises a sign bearing the name of the Tenant (and any permitted occupier) which sign shall be of such design to comply with corporate branding of the Tenant (or such permitted occupier) from time to time and of such specification and materials as shall be first approved in writing by the Landlord which approval shall not be unreasonably withheld or delayed.

10.	The right to install, use, retain, repair, remove and maintain fibre optic and/or other electronic communications conducting media over such parts of the Building as the Landlord shall approve (such approval not to be unreasonably withheld or delayed) and the right to enter onto such parts of the Building as the Landlord shall approve (such approval not to be unreasonably withheld or delayed) for such purposes PROVIDED THAT the Landlord shall on prior written notice at the Landlord’s cost have the right to relocate such conducting media to such location within the Building as the Landlord designates provided that such alternate location shall be no less convenient for the Tenant’s exercise of such right.

11.	The right to install, retain, use, maintain, repair and replace Tenant Plant within the Plant Area as the Landlord shall approve (such approval not to be unreasonably withheld or delayed) together with the right to install and retain ducting and other conducting media to connect the Tenant Plant to the Premises and the right to enter onto such parts of the Building as the Landlord shall approve (such approval not to be unreasonably withheld) in order to access the Tenant Plant and on the giving of reasonable prior written notice to the Landlord (save in emergency) for the purpose of repair and maintenance of such plant PROVIDED THAT if the Landlord so requires by giving reasonable notice the Tenant will at the Landlord’s cost relocate such plant to an alternative location within the Building agreed by the parties acting reasonably.

12.	Subject to the provisions of Schedule 3 and Schedule 8 the Landlord permits the Tenant to use the Terrace.

13.	Subject to payment of the Car Park Licence Fee the right for the Tenant and its invitees to use 2 car parking spaces within the Building in such locations as the Landlord shall allocate from time to time (acting reasonably).

14.	Subject to payment of the Motorcycle Parking Licence Fee the right for the Tenant and its invitees to use 2 motorcycle spaces within the Building in such locations as the Landlord shall allocate from time to time (acting reasonably).

15.	The right for the Tenant and its invitees to use 14 bicycle spaces within the Building in such locations as the Landlord shall allocate from time to time (acting reasonably).

SCHEDULE 3

Rights Reserved by the Landlord

1.	All rights of support and protection afforded by the Premises and all rights of light and air and other easements (but without prejudice to those expressly hereinbefore granted to the Tenant) now or hereafter belonging to or enjoyed by the Premises from or over the remainder of the Estate or any adjacent or neighbouring land or premises.

2.	The right to free and uninterrupted passage and running of water, drainage, gas, electricity, communication and other services by any Conduit or Plant forming part of the Retained Property above in or passing through the Premises and the right to enter the Premises in order to inspect, clean, maintain, repair, renew, remove, divert or make connections with any Conduit or Plant or to install any new Conduit or Plant.

2.1	To erect scaffolding for any purpose connected with or related to the Estate notwithstanding that such scaffolding may temporarily restrict the access to or use and enjoyment of the Premises.

3.	All rights which the Tenant covenants to permit under the Lease.

4.	The right (exercisable in accordance with the principles of good estate management) to regulate and control the use of the Estate and in particular but without limitation:

4.1	to close the public entrances to the Estate outside the Normal Business Hours and otherwise at such times as may be necessary to prevent the acquisition of any public right of way over the Estate Common Parts and Building Common Parts provided that the use and enjoyment of the Premises by the Tenant outside the Normal Business Hours is not materially adversely affected;

4.2	to make reasonable regulations for the control, regulation and limitation of pedestrian and vehicular traffic within and about the Estate and to erect such signs as may be appropriate.

5.	The Landlord and its servants or agents or contractors shall be entitled at all reasonable times and on reasonable prior notice to the Tenant (except in an emergency) to enter and remain on the Premises for:

5.1	the purpose of taking reasonable steps to review or measure the Tenant’s energy and water use and its waste production or waste management, except where up-to-date information in this respect has already been provided to the Landlord by the Tenant;

5.2	carrying out works which are agreed by the Tenant (acting reasonably) and are aimed at more effective management of, or reducing, energy or water use or waste production, and for setting up and managing recycling schemes (provided that such works cause as little disruption as reasonably possible and, when complete, do not adversely affect the Tenant’s beneficial use and occupation of the Premises and that any physical damage caused by such works is made good);

5.3	for the purposes of preparing EPCs or undertaking an air conditioning inspection and, for such purposes, the right to carry out the necessary tests on equipment.

6.	the right at any time to build on alter add to extend or redevelop any other part of the Estate notwithstanding any interference caused to the Premises or the Estate Common Parts and Building Common Parts and that any obstruction or interference may be caused to the access of light and air hitherto enjoyed;

7.	the right at all times upon reasonable notice (or in emergency without notice) for the Landlord to enter upon the Premises in order to build on or into the Building Main Structure or the Estate Main Structure or any dividing walls floor or ceiling making good any damage thereby occasioned to the Premises in the exercise of this right;

8.	such rights as may be vested in any statutory undertaking or other body whether by express grant implication statute or otherwise;

9.	the right to regulate and control the use of the Estate Common Parts and Building Common Parts and in particular (but without prejudice to the generality of the foregoing and having regard to the physical state or condition of the Estate at the time and the Landlord’s building programme) to:

9.1	make regulations for the control regulation and limitation of pedestrian or vehicular traffic thereon or on any part thereof and to erect such signs as may be appropriate provided that the Landlord shall where appropriate provide reasonable alternative access during the hours the Estate is open; and

10.	use the Estate Common Parts and Building Common Parts for displays exhibitions or other forms of promotional activity and to maintain thereon such kiosks gardens features appurtenances and fittings of ornament or utility in all cases as the Landlord from time to time thinks fit provided that the Tenant’s use and enjoyment of the Premises are not materially adversely affected;

11.	the right upon reasonable prior notice to enter upon the Premises for any reasonable purpose in connection with the good estate management of the Estate or the Premises.

12.	PROVIDED THAT in exercising any of the rights reserved the Landlord shall :

12.1	cause as little inconvenience as possible to the Tenant;

12.2	cause as little damage as possible to the Premises and anything belonging to the Tenant within the Premises and the Landlord shall make good forthwith any physical damage caused to the Tenant’s reasonable satisfaction;

12.3	procure that the person entering shall comply with the Tenant’s reasonable security requirements and shall have due and proper regard to any other reasonable requirements which the Tenant may make concerning access to the Premises so as to cause as little disruption and interference with the Tenant’s business as is reasonably practicable; and

12.4	not enter the Premises if the purpose of entry could reasonably be fulfilled without entering.

SCHEDULE 4

PART I

Payment of the Service Charge

1.	DEFINITIONS

In this Schedule, the following words and expressions shall have the following meanings:

“Accounting Period” such annual period as the Landlord may from time to time determine and may include or may comprise any such parts of an annual period as occur at the commencement or expiration of the Term;

“Advance Payment” a payment made by the Tenant in accordance with paragraph 4;

“Base Figure” 226.8;

“Certificate” the certificate to be given in accordance with paragraph 2;

“Index” “all Items” figure of the Retail Prices Index published by the Office for National Statistics or any successor organisation and in the absence of any such index such alternative index as provides the closest comparable as the Landlord may reasonably specify;

“Initial Promotion Cap” £3,250 per annum exclusive of Value Added Tax;

“Promotion Cap” means the Initial Promotion Cap subject to review in accordance with paragraph 10 of Part 1 of Schedule 4;

“Promotion Cap Review Date” 31 December in every year of the Term the first such date being 31 December 2011;

“Promotion Cap Review Period” a period beginning on any Promotion Cap Review Date and ending on the day before the next Promotion Cap Review Date or if none until the end of the Term.

“Service Charge” a fair and reasonable proportion (as the Landlord or the Landlord through the Landlord’s surveyor (acting reasonably) shall from time to time notify in writing to the Tenant or state in the Certificate) of the Service Costs and anticipated and recurrent expenditure certified pursuant to paragraph 2; and

“Service Costs” any reasonable and proper expenditure on or in connection with any of the items specified in Parts II and III of this Schedule (except insofar as the same are the liability of the Tenant or any other tenant or occupier of any part of the Building or the Estate or would be the liability of a tenant or occupier if the relevant part of the Building or the Estate were let) and any VAT chargeable on such expenditure.

2.	ISSUE OF THE CERTIFICATE

2.1	As soon as practicable after the end of each Accounting Period but in any case before the expiry of four months after the end of the Accounting Period the Landlord or its surveyor shall prepare and give to the Tenant a Certificate signed by the Landlord or its surveyor setting out:

2.1.1	the amount of the Service Costs incurred by the Landlord during such Accounting Period and a summary of the items on which it was incurred less any provision for those items made in any previous Certificate;

2.1.2	any reasonable provision for any anticipated or recurrent (whether regular or irregular) expenditure which in the opinion of the Landlord or its surveyor (acting reasonably) ought not to be allocated entirely to a single Accounting Period;

2.1.3	the Service Charge and any balance of the Service Charge payable by or due to the Tenant, allowance being made for any Advance Payments; and

the Certificate shall be conclusive in the absence of manifest arithmetical error.

2.2	The Landlord shall if so required by the Tenant and within one month of the date on which the Certificate is given, make available for inspection by the Tenant at the offices of the Landlord or its surveyor during business hours, copies of all available vouchers, receipts, invoices or other documentary evidence sufficient to enable the Tenant to verify the accuracy of the Certificate.

3.	PAYMENT OF THE SERVICE CHARGE

Within 14 days of the issue of the Certificate, the Tenant shall pay to the Landlord the sum certified as being payable to the Landlord but if a sum is certified as being due to the Tenant such sum shall be brought into account between the Landlord and the Tenant on the next following Quarter Day.

4.	ADVANCE PAYMENTS

4.1	The Landlord or its surveyor may in respect of each Accounting Period at any time but not less than one month before the commencement of the Accounting Period prepare and give to the Tenant an estimate in writing of the Service Charge (“Estimate”).

4.2	Until an Estimate shall have been given, the Tenant shall pay to the Landlord in advance on each Quarter Day during an Accounting Period a sum equal to one-quarter of the Service Charge shown on the Certificate last issued or (if later and if the Landlord so requires) one-quarter of the Estimate last issued and on account of such Service Charge payable under this paragraph 4.2 an initial Advance Payment at the rate of £ per annum.

4.3	After the giving of any Estimate, the Tenant shall pay the same to the Landlord by equal instalments on the remaining Quarter Days during such Accounting Period, allowance being made for any payment made pursuant to paragraph 4.2.

5.	EXCEPTIONAL EXPENDITURE

5.1	If during any Accounting Period the Landlord shall be required to incur or actually incurs heavy or exceptional unanticipated expenditure which forms part of the Service Costs, the Landlord shall be entitled to recover from the Tenant a fair and reasonable proportion (as the Landlord or the Landlord through the Landlord’s surveyor (acting reasonably) shall from time to time notify in writing to the Tenant or state in the Certificate) of the whole of that expenditure on the Quarter Day next following.

5.2	If funds collected by way of Advance Payments under paragraph 4 prove insufficient to meet an unanticipated immediate liability (and there is no reserve fund available or which may be applied to meet the liability), the Landlord may at its reasonable discretion raise money at an open market rate by way of loan or overdraft for the purposes of defraying Service Costs but not if the reason why the Landlord requires such money is as a consequence of default by a tenant of the Building other than the Tenant.

6.	OMISSIONS

Any omission by the Landlord to include in the Certificate for any Accounting Period any Service Costs incurred in that Accounting Period shall not preclude the Landlord from including those Service Costs in the Certificate for any subsequent Accounting Period as the Landlord shall determine (acting reasonably)

7.	EXPIRATION OF LEASE

The provisions of this Schedule shall continue to apply notwithstanding the expiration or sooner termination of this Lease in respect of any Accounting Period then current to the period prior to such expiration or sooner termination.

8.	LANDLORD’S PROTECTION PROVISIONS

The Tenant may not object to the Service Costs or any item comprised in them or otherwise on the ground that:

8.1	an item of the Service Costs included at a reasonable and proper cost might have been provided or performed at a lower cost;

8.2	the Tenant disagrees with any estimate of future expenditure for which the Landlord requires to make provision so long as the Landlord has acted reasonably and in good faith, or

8.3	the Tenant disagrees with the Landlord’s exercise of any discretion reserved to it so long as a reasonable landlord could have reached the conclusion that the Landlord has.

9.	TENANT’S PROTECTION PROVISIONS

9.1	The Landlord will use its reasonable endeavours to:

9.1.1	to run the Service Charge in as transparent, efficient and cost effective a manner as reasonably possible;

9.1.2	in the event of any interruption of a service to resume provision of the relevant service as soon as reasonably practicable; and

9.1.3	provide reasonable advance notice of planned maintenance in order that the Tenant may have regard thereto in organising its affairs.

9.1.4	Where practicable consult with and have due regard to any representations made on behalf of the Tenant or Tenants in relation to the provision of or discontinuance of the Services and in particular before incurring exceptional expenditure whether pursuant to paragraph 5 above or otherwise, (save in the case of emergency) so far as reasonably practicable give reasonable prior notice to the tenants in the Estate and have due regard to any representations made by the Tenant and consider in good faith any reasonable alternatives before incurring such expenditure.

9.2	The Landlord will only rebuild replace or renew any service charge item where in its reasonable opinion:

9.2.1	the relevant items are beyond, or are shortly to become beyond, economic repair;

9.2.2	the relevant items are beyond, or are shortly to become beyond, efficient or economic operation, or are coming to the end of their projected useful life;

9.2.3	replacement or renewal can be effected at a relatively low cost compared with the much greater cost that would probably be occasioned by postponement;

9.3	There shall be excluded from the Service Costs the following:

9.3.1	any liability or expense for which the Tenant or other tenants or occupiers of the Estate may individually be responsible under the terms of the tenancy or other arrangement by which they use or occupy the Estate;

9.3.2	any fees, costs and expenses incurred by or on behalf of the Landlord in relation to the marketing grant, re-grant or renewal of any lease of any of the Lettable Units or the review of rents in any leases granted of the Estate;

9.3.3	any costs and expenses incurred by the Landlord in rebuilding or reinstating any damage or destruction of the Estate caused by any of the Insured Risks (save and to the extent that the insurance monies are withheld due to an act or omission of the Tenant and the irrecoverable insurance monies have not been paid by the Tenant to the Landlord) or Uninsured Damage;

9.3.4	any expenditure necessitated by the wrongful act or default of the Landlord or its servants or agents;

9.3.5	any costs incurred by the Landlord in enforcing any covenants or other obligations of any other tenant or occupier in the Estate or other third party;

9.3.6	any fees, costs and expenses incurred in the initial construction fitting out and equipping of the Estate Building or the Estate Common Parts or Building Common Parts including initially providing purchasing, installing, testing and setting to work all items of plant, machinery and other facilities including for the avoidance of doubt any costs that would otherwise be included in paragraph 22 of part III of this schedule in pursuing and enforcing any claim pursuant to paragraph 22.1 in relation to the initial construction fitting out and equipping the Estate Building or Estate Common Parts or Building Common Parts;

9.3.7	any VAT incurred by the Landlord in connection with the supply of the Services or any other expenditure which is recoverable by the Landlord;

9.3.8	any expenditure covered by any policy of insurance maintained by the Landlord to cover loss of Service Charge;

9.3.9	any costs which are recoverable from a third party;

9.3.10	any costs incurred in connection with the marketing, advertising entertainment or promotion of or within the Estate or the Building save any costs incurred in connection with non income producing events and activities which are organised by the Landlord for the benefit of the tenants or lawful occupiers of the Estate provided that such costs shall not exceed the Promotion Cap.

10.1	Until the first Promotion Cap Review Date the Promotion Cap shall be the Initial Promotion Cap and thereafter during each successive Promotion Cap Review Period the Promotion Cap shall be a sum equal to the greater of:

10.1.1     the Promotion Cap immediately before the relevant Promotion Cap Review Date; and

10.1.2     the revised Promotion Cap determined in accordance with this clause.

10.2	The Promotion Cap for any Review Period is to be determined at the relevant Promotion Cap Review Date by multiplying the Initial Promotion Cap by the last published Index figure before the relevant Promotion Cap Review Date and dividing the result by the Base Figure.

10.3	If the reference base used to compile the Index changes after the date of this Lease, the figure taken to be shown in the Index after the change is to be the figure that would have been shown in the Index if the reference base current at the date of this Lease had been retained.

PART II

The Services

A - BUILDING

1.	Maintaining, inspecting, keeping in good and substantial repair, painting, treating or decorating and cleaning the Building Retained Parts and whenever the Landlord considers it necessary or desirable to do so in the interests of good estate management and in accordance with the Management Plan for the amenity of the tenants inspecting, or (where beyond economic repair) replacing, rebuilding, renewing the whole or part of the Building Retained Parts.

2.	Painting or otherwise suitably decorating or treating all the outside parts of the Building usually painted or otherwise decorated or so treated, including repointing, cleaning and washing down the external stonework, brickwork, cladding and windows (including the frames) as often as necessary.

3.	Maintaining, repairing, painting or otherwise suitably decorating or treating and cleaning and lighting the Building Common Parts, cleaning the windows to the Building Common Parts (inside and outside) and (whenever and to the extent considered necessary or desirable by the Landlord in the interests of good estate management and for the amenity of the tenants or lawful occupiers within the Building) and/or (where beyond economic repair) replacing such carpeting.

4.	Maintaining, repairing, inspecting and whenever and to the extent the Landlord considers it necessary or desirable in the interests of good estate management and for the amenity of the tenants or lawful occupiers within the Building (where beyond economic repair) replacing or renewing the Conduits, the lifts and any other Plant within or serving the Building.

5.	Heating the Building between 1 October and 30 April (both dates inclusive) during the Normal Business Hours and at such other times as the Landlord (acting reasonably) shall deem necessary or desirable in the interests of good estate management and for the amenity of the tenants or lawful occupiers within the Building and providing hot water for the toilets in the Building during the Normal Business Hours and at such other times as the Landlord (acting reasonably) shall deem necessary or desirable.

6.	Providing temperature controlled ventilation to and (where the Landlord deems it appropriate in the interest of good estate management) heating the Building or any part or parts thereof.

7.	Providing toilet requisites to the toilets in the Building Retained Parts.

8.	The provision and maintenance of fire alarms and sprinklers to the Building.

9.	The provision and maintenance of fire signage, fire extinguishers and emergency lighting to the Building Retained Parts

10.	Providing, maintaining and replacing directional signs and other information or promotional notices in or upon or adjacent to the Building including digital media signs and notices and associated management software and technological maintenance support and renewal.

11.	Carrying out such works and taking such other action as may be required in order to comply with the lawful requirements or recommendations of an insurer or an Authority.

12.	Insurance on reasonable terms at reasonable commercial rates of Plant and of the furnishings and contents of the Building Retained Parts and such other insurance relating to the management of the Building as the Landlord may consider prudent.

13.	Providing such other services or facilities for the greater amenity of those using the Building or for the more efficient management of the Building (having due regard to the requirements of the occupiers of the Building).

14.	Provision of showering and changing facilities in the Building for use by occupiers and by employees of the Landlord and anyone working at the Building in connection with the provision of the Services and the provision of associated laundry facilities

15.	The provision (including the provision of fuel) operation maintenance repair and where beyond economic repair renewal of a standby generator to maintain electrical supplies to the base building life safety services.

16.	Operation of goods and passenger lifts in the Building.

17.	Repair cleaning maintenance inspecting and (where beyond economic repair) renewal and replacement of the goods and passenger lifts and of all plant and equipment for or in connection with the working and operation of them and (where beyond economic repair) renewing and replacing the interior lift car finishes to maintain high standards of appearance and contemporary decor.

18.	The provision of pest control including appropriate preventative measures.

PART II

B - ESTATE

1.	Maintaining, inspecting, keeping in good and substantial repair, treating or decorating and cleaning the Estate Retained Parts and whenever the Landlord considers it necessary or desirable to do so in the interests of good estate management for the amenity of the tenants or lawful occupiers within the Estate (where beyond economic repair) replacing, rebuilding and renewing the whole or part of the Estate Retained Parts.

2.	Maintaining, repairing, painting or otherwise suitably decorating or treating and cleaning and lighting the Estate Common Parts, cleaning the windows to the Estate Common Parts (inside and outside) and (whenever and to the extent considered necessary or desirable by the Landlord in the interest of good estate management in accordance with the Management Strategy) carpeting the Estate Common Parts normally carpeted and cleansing, repairing and (where beyond economic repair) replacing such carpeting.

3.	The provision and maintenance of fire alarms, fire signage, fire extinguishers and emergency lighting to the Estate.

4.	Providing, maintaining and replacing directional signs and other information or promotional notices in or upon or adjacent to the Estate including digital media signs and notices and associated management software and technological maintenance support and renewal.

5.	The provision (but not the initial provision prior to the grant of the lease) maintenance upkeep and where reasonable having regard to the principles of good estate management replacement of internal landscaping and floral and seasonal displays.

6.	The maintenance and upkeep of landscaping and planting within the Estate Common Parts.

7.	Carrying out such works and taking such other action as may reasonably be required in order to comply with the lawful requirements or recommendations of an insurer or an Authority.

8.	Pedestrian and vehicular traffic control, security, the preparation and enforcement of Regulations and the provision of customer services and facilities.

9.	Insurance on reasonable terms at reasonable commercial rates of Plant and of the furnishings and contents of the Estate Retained Parts and such other insurance relating to the management of the Estate as the Landlord may consider prudent.

10.	Providing such other services or facilities for the greater amenity of those using the Estate or for the more efficient management of the Estate (having due regard to the requirements and representations of the occupiers of the Estate).

11.	Maintenance and repair of riser management and cable management systems in order to maximise the efficiency of Common Media

12.	The provision (but not the initial provision prior to the grant of this lease) (including the provision of fuel) operation maintenance repair and (where beyond economic repair) renewal of a standby generator to maintain electrical supplies to the base building services.

13.	Operation of goods and passenger lifts in the Estate.

14.	Repair cleaning maintenance inspecting renewal and replacement of the goods and passenger lifts and of all plant and equipment for or in connection with the working and operation of them and renewing and replacing the interior lift car finishes as often as necessary to maintain high standards of appearance and contemporary décor.

15.

Provision of an environmental management policy statement in consultation with the Environmental Forum and implementation of an EM Plan to address the impact of occupation of the Estate through improved energy efficiency reduced water usage reduced waste disposal and reduced CO2 emissions

16.	The provision (but not the initial provision prior to the grant of this Lease) and operation of refuse collection services including waste streaming and recycling facilities

17.	The provision (but not the initial provision prior to the grant of this Lease) maintenance repair and where beyond economic repair and renewal of all associated equipment including compactors (and associated equipment) receptacles and recycling equipment.

18.	The provision (but not the initial provision prior to the grant of this Lease) of pest control including appropriate preventative measures.

19.	In relation to the Piazza:

19.1	provision (but not the initial provision prior to the grant of this Lease) maintenance repair and where beyond economic repair renewal of lighting of all lighting within the Piazza including architectural or special features to enhance the appearance of the Piazza;

19.2	supplementation of services to the Piazza or any part provided by local authorities or business improvement district to standards commensurate with high class buildings in the area;

20.	Provision (but not the initial provision prior to the grant of this Lease) and maintenance of wi-fi and other technological and digital amenities and media;

21.	Provision (but not the initial provision prior to the grant of this Lease) and maintenance of security systems procedures and recovery plans to protect personal safety within the Piazza consistent with the area;

22.	Provision (but not the initial provision prior to the grant of this Lease) maintenance and renewal of seasonal displays landscaping street furniture and public art;

23.	Provision of a programme of events aimed at providing the Piazza with an identifiable community including the procurement of event organisers and provision of requisite licences;

24.	Costs of complying with statute (existing or future) or government department local authority business improvement district or similar local representative body and insurers;

25.	Employment of all necessary staff and for the proper maintenance upkeep provision of services and security to the Piazza;

26.	Provision of specialist insurances.

27.	Providing security and supervisory personnel and accommodation for such personnel

PART II

OFFICE TERRACE SERVICES

1.	Maintaining, inspecting, keeping in good and substantial repair, treating or decorating and cleaning the Terrace and whenever the Landlord considers it necessary or desirable to do so where beyond economic repair replacing, rebuilding and renewing the whole or part of the Terrace.

2.	The provision and maintenance of the fire alarms, fire signage, fire extinguishers and emergency lighting to the Terrace.

3.	Landscaping and planting of the Terrace.

PART III

Other Service Costs

A - BUILDING

The cost to the Landlord of:

1.	Providing, but not the initial provision prior to the grant of this Lease, inspecting, maintaining, repairing, where beyond economic repair replacing and renewing the fire alarm system and fire fighting equipment in the Building.

2.	Providing, but not the initial provision prior to the grant of this Lease, maintaining, repairing, where beyond economic repair replacing and renewing a tenant’s name-board and directional signs and other informative signs and notices in or upon the Building or Building Common Parts.

3.	Effecting insurance against any interruption of the services described in Parts II and Ill of this Schedule and any other insurances considered desirable by the Landlord (acting reasonably) in connection with employment of labour and provision of such services.

4.	Whenever the Landlord reasonably considers it necessary or appropriate in the interests of good estate management installing or providing new or additional Conduits to serve the Building.

5.	Operating, inspecting, cleaning, lighting, maintaining, repairing, and (where beyond economic repair) rebuilding, replacing, renewing Conduits and all party walls and fences and all passageways, stairways, entrance ways, roads, pavements, footpaths, accesses, service areas, car parks and other things the use of which is common to the Building and to other premises or paying a fair proportion (to be conclusively determined by the Landlord (acting reasonably and fairly)) of the cost of such works where they are carried out by a third party.

6.	Providing, but not the initial provision prior to the grant of this Lease, inspecting, repairing, maintaining and (where beyond economic repair), replacing and renewing any structure, equipment, apparatus or device for the control or management of vehicular traffic within the Building

7.	Providing, but not the initial provision prior to the grant of this Lease, and maintaining floral decorations and other landscaping and planting within the Building.

8.	Furnishing and ornamentation of the Building Common Parts and maintaining, cleaning, repairing and where beyond economic repair replacing such furnishings.

9.	The provision, but not the initial provision prior to the grant of this Lease, maintenance, repair and (where beyond economic repair) replacement of all receptacles, tools, appliances, materials and other things, which the Landlord (acting reasonably) considers necessary or desirable for the general management, security, maintenance, upkeep or cleanliness of the Building and the Building Retained Parts.

10.	Providing security and supervising personnel and accommodation for such personnel.

11.	Notional rent, insurance premiums, rates and other outgoings attributable to or relating to any accommodation (including car parking spaces whether inside or outside the Building) provided for staff employed at the Building and the cost of the supply of electricity, heating, lighting and telecommunication services to such accommodation.

12.	Providing such other services or facilities for the greater amenity of those using the Building or for the more efficient management of the Building (having due regard to the requirements and representations of the occupiers of the Building).

13.	Providing, but not the initial provision prior to the grant of this Lease, inspecting, maintaining, repairing and whenever necessary (by way of repair) replacing or renewing televisual and other security systems within and serving the Building as the Landlord (acting reasonably) shall consider necessary.

14.	Providing, but not the initial provision prior to the grant of this Lease, a periodic refuse collection service and/or subscribing to any service provided by the local authority and collecting and storing refuse within the Building and providing and maintaining skips, bins, refuse compactors and other necessary equipment.

15.	Placing with third parties and maintaining maintenance contracts in relation to any Conduits, plant, equipment, machinery, computers, appliances or apparatus whatsoever serving the whole or any part of the Building.

16.	All rates, taxes, charges, duties, assessments and all other outgoings incurred or payable in respect of the Building Retained Parts including without limitation those for gas, electricity, telecommunications, water and sewerage.

17.	All proper fees incurred by the Landlord in connection with the revaluation of the Building for the purposes of its insurance as often as reasonably necessary

18.	Engineering insurances on reasonable terms and at reasonable rates for lifts, boilers, air conditioning, plant and all other electrical or mechanical equipment and apparatus in the Building (including the Conduits).

19.	Such insurances (on reasonable terms and at reasonable rates) other than in respect of property risks as the Landlord may reasonably effect in respect of or incidental to the Building, its operation and management.

20.	All proper costs, charges and expenses of abating a nuisance and of executing all works as may be necessary for complying with any notice served by a local or other competent authority in connection with the whole or any part of the Building insofar as the same is not the liability of or attributable to the fault of the Tenant or any other tenant of the Building.

21.	Making representations which the Landlord in its discretion reasonably and properly considers should be made against or otherwise contesting the incidence of the provisions of any Legislation relating to or affecting the whole or any part of the Building.

22.	The proper costs of pursuing and enforcing any claim and taking or defending any proceedings which the Landlord (acting reasonably) may in its discretion make, take or defend:

22.1	against contractors, consultants, architects, consulting engineers and surveyors employed or engaged in connection with the construction and/or refurbishment and/or repair of the Building or any other third party for the remedy of a defect, repairs in or to the Building or otherwise for which they or any of them may be liable to the extent that these are not recovered from the party liable) save in relation to the initial construction fitting out and equipping of the Estate Building or the Estate Common Parts or Building Common Parts; and

22.2	for the purpose of establishing, preserving or defending against third parties any rights, amenities or facilities used or enjoyed by the tenants and occupiers of the Building or any part of it or to which they may be entitled.

23.	Complying with the provisions of all Legislation and the requirements and recommendations of the insurers in relation to the use, occupation and enjoyment of the Building.

24.	Providing such other services and facilities as the Landlord shall consider ought properly and reasonably to be provided for the benefit of the Building or its occupiers or for the proper maintenance, management and servicing of any part or parts of the Building (having regard to the requirements of the occupiers of the Building).

25.	Employing or instructing professional or technical advisers (including surveyors, accountants, auditors, quantity surveyors, architects, engineers, solicitors and counsel) in connection with the management of the Building and provision of the services described in Parts II and III of this Schedule and discharging their fees, charges and disbursements.

26.	Interest and other charges levied in connection with any loan or overdraft raised for the purpose of defraying the Service Costs as a result of breach by the Tenant with respect to payment of Service Charge.

27.	Building up and maintaining such sinking fund, reserve fund and depreciation fund as the Landlord reasonably determines is appropriate and in accordance with the principles of good estate management.

28.	All other charges, assessments and expenses (if any) reasonably incurred or paid by the Landlord or on its behalf in connection with the ownership or maintenance or proper and convenient management of the Building and in the interests of the tenants of the Building.

29.	Management of the Building which:

29.1	in the event of the Landlord appointing an independent surveyor or agent to manage the Building; or

29.2	in the event of the Landlord itself (or any company, subsidiary to or associated with the Landlord) managing the Building, the fees shall be calculated at the rate of 15% of the Service Costs excluding such fees and any VAT.

PART III

B - ESTATE

1.	Providing, but not the initial provision prior to the grant of this Lease, inspecting, maintaining, repairing, and where beyond economic repair replacing and renewing the fire alarm system and fire fighting equipment in the Estate.

2.	Providing, but not the initial provision prior to the grant of this Lease, maintaining, repairing, and where beyond economic repair replacing and renewing a tenant’s name-board and directional signs and other informative signs and notices in or upon the Estate Common Parts.

3.	Effecting insurance at reasonable rates on reasonable terms against any interruption of the services described in Parts II and Ill of this Schedule and any other insurances considered desirable by the Landlord (acting reasonably) in connection with employment of labour and provision of such services.

4.	Furnishing and ornamentation of the Estate Common Parts and maintaining, cleaning, repairing and where beyond economic repair replacing such furnishings.

5.	The provision, but not the initial provision prior to the grant of this Lease, maintenance, repair and where beyond economic repair replacement of all receptacles, tools, appliances, materials and other things, which the Landlord (acting reasonably) considers necessary or desirable for the general management, security, maintenance, upkeep or cleanliness of the Building and the Estate Retained Parts.

6.	Providing security and supervisory personnel and accommodation for such personnel.

7.	Employing and training such staff as shall be necessary for the proper and efficient provision of the services described in Parts II and Ill of this Schedule, including the cost of all reasonable health and pension scheme contributions and other employee’s benefits and all payments required by statute to be made by an employer.

8.	All rates, taxes, charges, duties, assessments and all other outgoings incurred or payable in respect of the Estate Retained Parts including without limitation those for gas, electricity, telecommunications, water and sewerage.

9.	Building up and maintaining such sinking fund, reserve fund and depreciation fund as the Landlord reasonably determines is appropriate and in accordance with the principles of good estate management.

10.	The reasonable and proper cost of any allowances purchased by or on behalf of the Landlord in relation to the Estate pursuant to the CRC, which cost may be adjusted by the Landlord as a result of any recycling payments received by or on behalf of the Landlord, pursuant to the CRC.

11.	The maintenance of electronic planned preventative or condition based management systems, systems to optimise plant or energy efficiency, associated metering and other apparatus and billing software or diagnostic systems to maximise operational performance.

SCHEDULE 5

Covenants by Guarantor

1.	That the Tenant shall pay the rents reserved by and other monies made payable by this Lease on the days and in the manner specified in this Lease and shall duly observe and perform all the covenants and conditions on the tenant’s part contained in this Lease.

2.	That in case of default in such payment of rents or other monies or observance or performance of any of those covenants and conditions during the Term the Guarantor shall pay and make good to the Landlord on demand such default and shall indemnify the Landlord on demand against all losses, damages, costs and expenses thereby arising or incurred by the Landlord.

3.	That the Tenant shall duly observe and perform all its obligations under any authorized guarantee agreement entered into by the Tenant pursuant to this Lease and that in case of default in such observance or performance of such obligations the Guarantor shall pay and make good to the Landlord on demand such default and shall indemnify the Landlord on demand against all losses, damages, costs and expenses thereby arising or incurred by the Landlord.

4.	The liability of the Guarantor under those covenants shall not be in any way affected nor shall the Guarantor be released or exonerated by:

4.1	any neglect or forbearance of the Landlord in endeavouring to obtain payment of the rents or other monies when the same become payable or in enforcing the observance or performance of the tenant’s covenants and the conditions in this Lease or any time or indulgence which may be given by the Landlord to the Tenant;

4.2	any variation, waiver, release or modification of any of the terms of this Lease (but subject always to Section 18 of the Landlord and Tenant (Covenants) Act 1995), or the granting of any consent under this Lease;

4.3	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord is or reasonably considers itself entitled (or shall be after the service of a notice under Section 146 of the Law of Property Act 1925) to re-enter the Premises;

4.4	the surrender of any part of or other change or modification of or to the whole or any part of the Premises and in the event of a surrender of part the Guarantor’s liability under this Lease shall continue in respect of the part of the Premises not surrendered;

4.5	any release by the Landlord of the Tenant or of any one or more of the persons (if more than one) acting as the Guarantor from any liability under this Lease; and

4.6	any other act or thing by which but for this provision the Guarantor would have been released.

5.	That if this Lease is disclaimed or the Tenant otherwise ceases to be liable on its covenants in this Lease or to exist (an “Event”), the Landlord may within two months after the Event by notice require the Guarantor to accept from the Landlord a new lease of the Premises:

6.	for a term equivalent to the residue which would have remained of the Term if there had been no Event;

7.	at the same rents as are reserved in this Lease (including reviewed rents and so that if any review under this Lease is current but undetermined at the date of the Event, the rent first reserved by the new lease shall from the commencement of the new lease be the reviewed rent which in respect of the periods before and after such determination shall be payable on the terms contained in clause 3); and

8.	subject to the like covenants and conditions as are contained in this Lease, the new lease and rights and liabilities under it to take effect commencing on the date of the Event; and

9.	the Guarantor shall pay the Landlord’s reasonable costs incurred by the Landlord in connection with the new lease and the Guarantor shall accept the new lease accordingly and shall execute and deliver to the Landlord a counterpart thereof.

10.	That if the Landlord does not require the Guarantor to accept a new lease of the Premises in accordance with paragraph 2, the Guarantor shall nevertheless pay to the Landlord upon demand an amount equal to the rents and all other outgoings that would have been payable under this Lease but for the Event for the period commencing on the date of the Event and ending on whichever is the earlier of the date six months after the date of the Event and the date on which the Premises are re-let by the Landlord and are fully income producing.

11.	That without prejudice to the Landlord’s rights to recover the sums and enforce the obligations under the guarantee and indemnity contained in and to the other provisions of this Schedule, on the approval of any company voluntary arrangement or individual voluntary arrangement in respect of the Tenant (or the implementation of any compromise or scheme of arrangement or any analogous procedure to any of the foregoing in any other jurisdiction) under which the Tenant’s obligations to the Landlord are compromised in any way, the Guarantor, as principal covenantor, shall:

12.	pay to the Landlord amounts equal to the sums that would have been payable to the Landlord by the Tenant or the Guarantor under this Lease on the days and in the manner specified in this Lease had such compromise not occurred; and

13.	observe and perform all the covenants and conditions on the Tenant’s or Guarantor’s part in this Lease in respect of which there would have been an obligation to observe and perform had such compromise not occurred;

14.	and the Guarantor’s liability under this paragraph 4 shall not be affected in any way by the Landlord voting in favour of any such company voluntary arrangement, individual voluntary arrangement, compromise, scheme of arrangement or analogous procedure.

15.	That the Guarantor waives any right to participate in any review of rent under this Lease and any rights the Guarantor may have of first requiring the Landlord to proceed against or claim payment from the Tenant or any other person.

16.	The Guarantor may not:

17.	seek to recover from the Tenant, or any third party, whether directly or by way of set-off, lien, counterclaim or otherwise, or accept any money or other property or security, or exercise any rights in respect of, any sum which may be or become due to the Guarantor on account of the failure to observe and perform the covenants in this Lease;

18.	in competition with the Landlord, claim, prove or accept any payment in a winding-up, liquidation, bankruptcy, composition with creditors or other form of arrangement on the Tenant’s insolvency, for money owing to the Guarantor by the Tenant; nor

19.	exercise any right or remedy in respect of an amount paid by the Guarantor under this Lease, or any liability incurred by the Guarantor in observing and performing its covenants in this Lease.

20.	The Guarantor warrants that it has not taken and undertakes with the Landlord that it shall not take without the Landlord’s consent any security from the Tenant in respect of the provisions in this Schedule and if any security is nevertheless taken it shall be held on trust for the Landlord as security for the liabilities of the Tenant.

21.	Anything done, omitted or agreed by the Tenant is done, omitted or agreed with the concurrence of the Guarantor.

22.	The Guarantor provides the covenants in this Schedule as principal covenantor.

23.	For the purposes of this Schedule, references to the Tenant are to the Tenant in relation to whom the Guarantor’s guarantee is given but not any lawful assignee or undertenant of such Tenant.

SCHEDULE 6

Matters affecting title

The matters referred to on the registered title for Title Number NGL790607 (except any financial charges).

SCHEDULE 7

Regulations

1.	Loading, unloading, delivery and despatch of goods is to be carried out only in the areas and by means of the entrances reasonably designated for such purposes.

2.	No unnecessary obstruction must be caused in any part of the Estate Common Parts.

3.	Refuse is to be kept in containers specifically approved by the Landlord and available for collection as and when specified from time to time by the Landlord (acting reasonably).

4.	No sound amplification equipment shall be used in a manner which is audible outside the Premises.

5.	Reasonable precautions shall be taken to avoid water freezing in Conduits within the Premises.

6.	Fire escape doors and corridors are not to be obstructed nor used except in emergency or for fire drills authorised by the Landlord and to keep the fire escape corridors clean and free from litter.

7.	Vehicular traffic may only use service areas for loading and unloading and no parking in or obstruction of service areas is permitted. The Landlord reserves the right to remove or immobilise vehicles which do not comply with this regulation.

8.	The Premises are to be secured against intrusion when not in use.

9.	If the Tenant is permitted to use pedestrian malls for transporting goods or materials such transport shall only be by means of soft-wheeled trolleys or trucks which leave no blemish on mall surfaces.

10.	The Tenant must not place leave or expose any goods, materials, articles or other things whatsoever outside the Premises (save as otherwise permitted by this Lease) and must not cause any obstruction of the Estate Common Parts.

SCHEDULE 8

Terrace Regulations

1.	OBLIGATIONS ON THE TENANT

The Tenant agrees with the Landlord as follows:

2.	USE OF TERRACE

2.1	Not to alter the Terrace or its layout without the prior approval of the Landlord.

2.2	Not to bring any equipment goods or chattels onto the Terrace without the consent of the Landlord (which shall not be unreasonably withheld or delayed).

2.3	Not to bring any gas heaters onto the Terrace, such heaters being prohibited.

2.4	To use the Terrace only as ancillary to the Permitted User and for no other purposes.

2.5	Not to do or permit to be done anything which interferes with the safe operation of the Terrace or the Estate.

2.6	Not to affix or attach to the paving surface or other items of flooring of the Terrace.

3.	COMPLIANCE WITH STATUTES, ETC

To comply at its own expense with any requirements which may be properly made under any Act of Parliament or the bye-laws and regulations of the local or other authority in relation to the Terrace.

4.	CONDITION OF TERRACE

4.1	To ensure that all refuse and rubbish is removed from the Terrace and disposed of in the Tenant’s own waste bins.

4.2	To keep the Terrace in a clean and tidy condition at all times.

5.	ADVERTISEMENTS AND SIGNS

Not to erect any name, writing, notice, sign, illuminated sign, display of lights, placard, poster, sticker or advertisements on the Terrace.

6.	INSURANCE

To obtain and maintain adequate public liability insurance to cover all risks in relation to the Terrace.

7.	INDEMNITY

To indemnify the Landlord, its employees and agents from and against all liability for loss of or damage to property and any other loss, damage, cost and expenses which may arise in consequence of the grant or existence of this licence or of anything done as a result of its grant or existence howsoever such loss, damage, costs or expenses shall be caused.

8.	SUSPENSION AND TERMINATION

8.1	The Landlord may suspend the right granted by paragraph 12 of Schedule 2 on any day or days or for certain hours in any day:

8.1.1	by oral notice to the person in charge of the Premises in the event of emergency; or

8.1.2	by giving to the Tenant 2 days’ written notice of the Landlord’s requirement to use the Terrace or part thereof for the purposes of maintaining the Building and/or the Estate;

8.1.3	on notice of breach until the breach is rectified.

8.2	Termination of the right granted in paragraph 11 of Schedule 2 shall be without prejudice to any accrued right of action vested in the Landlord in respect of any breach by the Tenant of its obligations under this Schedule.

9.	NO WARRANTY IN RELATION TO USE

Nothing in this Schedule implies or is to be treated as a warranty to the effect that the use of the Terrace for the use permitted by this Schedule is in compliance with statutes and regulations relating to town and country planning from time to time in force.

ANNEX 1

Developer’s Specifications

Central Saint Giles

Base Building Definition

Shell & Core

Version 3.1

10th August 2009

Central Saint Giles

SHELL & CORE

Contents

1.	INTRODUCTION
1.1	Purpose
1.2	Building Description
1.3	Design Criteria
1.4	Acoustic Criteria
1.5	Occupancy Standards
1.6	Building Specification
1.7	Building Services Design Life
1.8	BREEAM

2.	SUBSTRUCTURE AND FABRIC
2.1	Substructure
2.2	Superstructure
2.3	Loading Criteria
2.4	External Cladding
2.5	Roofing
2.6	Tenant Plant Areas

3.	FINISHES
3.1	Entrance Lobby / Reception / Ground Floor Lift Lobby
3.2	Lift Lobbies (Typical Office Floors)
3.3	Toilets
3.4	BMS / Security Room & Fire Command Centre
3.5	Cleaners Cupboards
3.6	Principal Stairs & Secondary Circulation Areas
3.7	Secondary Staircases
3.8	Internal Portions
3.9	Internal Doors, Frames and Ironmongery
3.10	Lift Car Finishes
3.11	Loading Bay
3.12	Parking Area
3.13	Plant Areas
3.14	Tenant Riser Shafts
4.	SERVICES
4.1	Design Criteria for Building Services
4.2	Utilities
4.3	Drainage & Plumbing
4.4	Heating Systems
4.5	Thermal Insulation
4.6	Mechanical Ventilation Systems
4.7	Air Conditioning System
4.8	Fire Protection Services
4.9	Automatic Controls & BMS
4.10	Electrical Services
4.11	Lighting
4.12	Communications Risers
4.13	Lightning Protection
4.14	Security
4.15	Lift Installation

5.	EQUIPMENT
5.1	Exterior Cladding Maintenance & Access System
5.2	Refuse Compactor & Paladins
5.3	Car Park Access Control
5.4	Re-cycling Facilities

6.	EXTERNAL WORKS
6.1	Paving
6.2	Landscaped Gardens
6.3	Lighting
6.4	Wall Plaques

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

1.	INTRODUCTION

1.1	Purpose

The Base Building Definition is a description of the shell and core elements of the works carried out by the Developer.

1.2	Building Description & Accommodation

The building will contain the following functions at the floor levels listed:

•	Basements: Storage area with associated toilet facilities, 27 No. car parking spaces, 3 No. service bays, 21 No. motorbike parking spaces, and 206 No. bicycle parking spaces, plant spaces.

•

Ground Floor: Principal office entrance from St Giles High Street into main entrance lobby and office areas with associated toilet facilities. Access from Bucknall Street to a loading bay from the service yard (which also serves adjacent buildings).

•	First to tenth floors: Office space with associated toilet facilities.

•	Eleventh floor: plant spaces.

1.3	Design Criteria

Principal dimensions for the various levels are as follows:

Level	Finished Floor-Ceiling (net lettable space) (1) (mm)	Raised Floor (2) (mm)
Basement—Ground	varies	none
Ground Floor	2900	150
Mezzanine	2795	150
First Floor	2900	150
Second Floor	2900	150
Third Floor	2900	150
Fourth Floor	2900	150
Fifth Floor	2900	150
Sixth Floor	2900	150
Seventh Floor	2900	150
Eighth Floor	2900	150
Ninth Floor	2900	150
Tenth Floor	2900	150

(1)	When fitted out in accordance with Category ‘A’ specification
(2)	Nominal overall raised floor dimension including panel and finished floor.

The building is typically planned on a 6 x 12m structural grid.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

All floors have a 1.5m planning module.

1.4	Acoustic Criteria

The Base Building design allows for the office space, subject to the completion of fit-out in accordance with the Category ‘A’ specification, to achieve a maximum noise rating of NR38 from the Base Building Services installations, without any other contributions.

The maximum noise rating from the Base Building services installations for other areas is as follows:

Ground Floor Entrance Lobby - NR45

Toilets - NR45

Open plan offices - NR38

The maximum noise level in Base Building plant rooms, with the exception of the emergency generator plant room is 90dBA.

All noise levels quoted are applicable when base building plant is running under normal operation only, i.e. not under emergency operation.

Based on the results of a noise survey at the site boundary, the cladding will be designed to allow the noise criteria described above to be achieved i.e. the combination of external noise, including traffic and building services noise will not exceed the levels stated under normal circumstances. There may be circumstances when unusual external conditions give rise to higher noise criteria, although these would be expected to be of short duration.

1.5	Occupancy Standards

Occupancy standards are as follows:

(i)	Generally	1:10 sqm net

(ii)	WCs generally (50/50 male / female)	1:10 sqm net

(iii)	Lifts	1:10 sqm net 15% for absenteeism

(iv)	Central Plant

	(a) Cooling—generally	1:10 sqm net

	(b) Ventilation—generally	1:10 sqm net

(v)	Means of escape—generally	1:8 sqm net (1:8.6 sqm for level 8)

1.6	Building Specification

The Developer’s works will comply with or exceed relevant applicable British Standards or British Standard Codes of Practice, Building Regulations, Quality, Assurances, the requirement of the Fire Officer, Health & Safety at Work Act, Workplace Regulations 1992. CDM Regulations and all other statutory and Local Authority requirements prevailing.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

The juxtaposition or combination of any materials, components or equipment, as necessary to form the proposed construction of the building shall be considered and provisions made to avoid any deleterious effect of such juxtaposition or combination.

1.7	Design Life

Building Services design life will generally be in accordance with CIBSE Table B18 .2

The design life of the structure is 60 years.

The design life of the envelope will generally be in accordance with BCO recommendations.

1.8	BREEAM

The building was subjected to a BREEAM for Offices 2004 assessment and achieved an ‘excellent’ rating.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

2.	SUBSTRUCTURE AND FABRIC

2.1	Substructure

The basement area is a reinforced concrete box, formed by a secant piled wall to three sides, and a reinforced concrete retaining wall to the south elevation.

The basement walls are designed as being propped by the concrete basement and ground floor slabs in their final condition

Moisture Resistance

•	Car Park—Grade 1

•	Storage Areas—Grade 3

2.2	Superstructure

Building stability is achieved by stiff reinforced concrete shear walls located within the cores.

The superstructure above ground floor slab level consists of fire protected steel columns and beams supporting a steel deck / light weight reinforced concrete composite slab. Fire protection to be 90 minutes in general, provided by intumescent paint. The structure will be perforated to accommodate distribution of engineering services for Category A.

Transfer structures exist at levels 1 and 9 to suit amendments to the column alignment The transfer beams are designed to act compositely with the concrete slab. Isolated transfer beams are also present at levels 2, 8, 10 and 11.

Vibration performance: to response factor 8.

Staircases will be constructed of either folded steel landings and stair treads.

2.3	Loading Criteria

The floor slabs are generally designed to accommodate the following uniformly distributed live loads:

Office areas (generally)	-	3.5 kN / m2 plus 1.0kN/m2 partition loading
5% of office areas adjacent to cores (areas to be identified)	-	7.5 kN / m2 between east & west cores
Loading dock	-	10.0 kN / m2
Roof (Curved metal areas)	-	0.75 kN / m2
Plant Areas	-	7.5 kN / m2
Entrance lobby	-	4.0 kN / m2
Toilets	-	2.5 kN / m2

In addition a superimposed design dead load of 0.85 kN / sqm has been allowed in the office areas for raised floors, suspended ceilings and services. No extreme events have been allowed for. Reference should be made to the Structural Loading plans.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

2.4	External Cladding

The main cladding consists of glazed ceramic tiles on insulated aluminium panels, with clear double glazed window elements. All glazed facades and recessed areas will feature aluminium double skin facade with triple glazing and ventilated cavity with blinds and single skin facade with double glazing.

The cladding watertightness will be tested in accordance with the CWCT test methods to achieve a ‘Pass’.

2.5	Roofing

Main roof to be proprietary liquid applied waterproof membrane, rigid insulation and finished with pre¬cast concrete paviors generally in and around the plant areas and sedum outside these areas.

Flashings, copings, upstands and guardrails as required.

2.6	Tenant Plant area

Space for additional tenant plant is located at roof level 11.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

3.	FINISHES

3.1	Entrance Lobby / Reception / Ground Floor Lift Lobby

Walls: veneer plaster with ceramic feature walls.

Floors: ceramic tiles with recessed walk off mat minimum 3m depth to entrance doors.

Ceiling: acoustic ceiling with integrated lighting.

Fittings: statutory signage, hall call system and tenant directory board. Reception desk and speed lanes finished in materials consistent with finishes used in the lobby and other common areas will be provided together with task chairs, reception furniture (seating and tablets). Provision for communication cables, task lighting and local heating.

3.2	Lift Lobbies (Typical Office Floors)

Walls: plasterboard.

Floors: ceramic tiles on proprietary raised floor.

Ceiling: acoustic ceiling and plasterboard, emulsion, integrated and appropriate direct and / or indirect lighting scheme.

Fittings: statutory signage.

3.3	Toilets

The quantity of sanitary fittings provided, based on the applicable codes and regulations will meet the requirements for an average population density of one person per 10sqm at a 50% : 50% male to female ratio.

Four disabled person toilets are provided on each office floor, except on the smaller levels 8-10

Cubicles / doors: toilet cubicle partitions and doors to be solid core construction with lacquered finish.

Walls: Generally white and red lacquered painted panels to dry areas with ppc skirtings

Floors: ceramic tiles.

Ceilings: plasterboard and emulsion, integrated and appropriate lighting scheme.

Fittings: PMMA vanity units with inter rated basins, white glazed vitreous china sanitary fittings, high quality mixer taps / waste stainless steel paper towel dispenser / disposal bin, mirrors over basins, full height mirrors, make up / bag shelf in WCs. Grab rails to disabled WCs. Visible plumbing to be chromed.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

3.4	BMS / Security Room & Fire Command Centre

Walls: painted plasterboard.

Floors: vinyl flooring on raised floor and skirting.

Ceiling: metal suspended ceiling.

3.5	Cleaner’s Cupboard

Cleaners cupboards will be provided on floors ground and 1-10 inclusive.

Walls: painted plasterboard with sink complete with integral splashback.

Floors: ceramic tiles

Ceilings: exposed.

Fittings: cleaners sink, shelving.

3.6	Principal Stairs & Secondary Circulation Areas (Finishes same to both areas)

Walls: drylining and emulsion.

Floors / landings / treads / risers: rubber

Skirting / strings: steel.

Ceilings / stair soffits: painted steel generally.

Balustrades / handrails: appropriate quality for principal staircase.

Fittings: statutory signage.

3.7	Secondary Staircases (in plant areas)

Walls: drylining and emulsion.

Floors / landings / treads / risers: steel with rubber finish throughout.

Ceilings / stair soffits: painted.

Balustrades / handrails: painted metal.

Fittings: statutory signage.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

3.8	Internal Partitions

Cores are constructed from in-situ reinforced concrete with plasterboard lined stud partitions. Dry-lined partitions have not been used to construct pressurised ducts unless lined with metal ductwork. Partitions will have a suitable fire rating where they enclose a protected shaft, stairway, lift shaft, services riser shaft ductwork or form a fire division wall. Partitions in toilet or other potentially wet areas to be moisture resistant grade

Partitions in plant areas, the car park and service yard area will be constructed from in-situ concrete or blockwork.

3.9	Internal Doors, Frames & Ironmongery

Internal doors including office stair core lobbies to be painted flush timber with matching door frames. These doors have high quality ironmongery as supplied by the manufacturer. Minimum 150mm smoke reservoir/overpanel to be provided to stair doors.

Suited locks are to be provided.

3.10	Lift Car Finishes

Passenger lifts and Fire fighting lift Cars: appropriate wall finishes (high gloss lacquered mdf with half height mirror to rear wall or similar), white enamelled steel internal and external doors, ss operating buttons integrated within walls, ceramic floors & ceilings comprising of plasterboard panels with integrated lighting. Hooks for protective drapes will be provided in one of the passenger lifts. Fire fighting lifts: standard finish.

Goods Lift Car: stainless steel walls, chequer plate floor and white ceiling. Internal and all external doors are polished stainless steel.

3.11	Loading Bay

The loading bay is accessed at street level from Bucknall Street. The yard is sized to receive local authority refuse lorries.

Walls: Epoxy paint finish up to height of 2m, emulsion paint finish above. Walls to be insulated to meet Building Regulations requirements.

Floors: liquid applied water resistant traffic topping or equivalent finish.

Ceilings: insulated with hard decorated finish.

Insulation: all external surfaces will receive insulation to maintain the continuity of the exterior wall insulation.

Fittings: statutory signage, armco barriers and steel bollards at entrance.

Doors: manually operated uninsulated roller shutter door or similar.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

Equipment: see Section 5.2.

3.12	Parking Area

Walls: fairface blockwork with dust sealer.

Floors: liquid applied traffic topping or equivalent finish. Parking spaces will be designated by white lining.

Ceilings: insulated with hard finish.

Equipment: see Section 5.3.

3.13	Plant Areas

Walls: fairface concrete or blockwork and emulsion paint finish.

Floors: trowelled concrete and floor paint generally, asphalt or equivalent tanking in “wet” areas.

Ceilings: fairface and emulsion.

Fittings: statutory signage.

3.14	Tenant riser shafts

To be provided in cores including fire resisting access provision.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

4.	SERVICES

4.1	Design Criteria for Building Services

Mechanical

External Design Condition:

Summer	29°C db, 20°C wb
Winter	-4°C db, -4°C wb

Internal Design Conditions:

Offices Summer	22°C db ± 2K (no humidity control)
Offices Winter	22°C db ± 2K (no humidity control)
Stairs	18°C minimum (heated only)
WC Areas	20°C minimum 25°C expected peak summer
Reception
Winter:	20°C (nominal) depending on level of use of pass doors.
Summer:	24°C (nominal) depending on level of use of pass doors.

Note: The temperature in the reception area will vary depending on the use of the pass doors. It is not possible to maintain stable temperatures when the pass doors are used and it will take some time for the nominal temperatures to be recovered once the doors have been closed.

Plant Rooms & Storage Areas	10°C minimum

Lighting and Power Load Densities for Cooling

Base Loads
Lighting	12W/m2

Small Power
Office	15W/m2

Additional Small Power
Capacity in riser pipework	10W/m2

Fresh air supply	12I/s per person plus 10% allowance for meeting rooms

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

Electrical

Design Criteria for Office Floors:

Lighting	12-13 W/m2

Small Power
Office	15W/m2
Additional Small Power
Capacity in rising busbars	10W/m2
Mechnical Plant allowance in Cat A	3W/m2

Plumbing

Design Criteria for Office Floors:

Water Storage Allocation:	20 litres per day per person

Rainwater:	BS EN 12056-3: 2000.

4.2	Utilities

Electrical:

Electrical power is provided to the building by EDF at 11kV. The incoming EDF HV switchgear is in the basement area. Metering is provided by EDF at their incoming room at 11kV level.

Telecommunications:

Two incoming telecommunications rooms are provided at basement level. each with sleeved incoming locations and a cable tray network providing potential for duplicate services from telecommunications service providers.

Water Services:

One incoming mains water supply installed by Thames Water from the mains consisting of one metered domestic supply and one fire main supply. Metering is provided by Thames Water for the domestic service.

Drainage and Plumbing:

The building waste water and drainage installation is divided into two systems; foul and surface water. Discharge is via a combined connection to the sewer.

Gas:

One mains gas supply (metered) from Transco services the building boiler plant. Metering is provided by the gas shipper at the incoming meter room with branch Tee connection facility for tenant kitchens.

4.3	Drainage and Plumbing

The plumbing system consists of mains water supply service, storage tanks, piping distribution, pumps, central hot water heaters and waste water drainage pipework.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

Interior Water System:

A complete cold water distribution system to supply water to all fixtures, water consuming equipment, hot water heating equipment water points and valved outlets for the use of other building services is provided. The systems are complete with all pipes, fittings, valves, mains, risers, branches, controls, hangers, anchors, tests, etc, as required to make the system complete. The system is divided into mains pressure and booster pump systems. The mains pressure system includes domestic supply service with the required meter and meter accessories, fire protection services, supply to the domestic water and fire protection storage tanks, cold water supply to booster pumps. The booster pump system serves all building domestic water requirements (i.e., toilet fixtures, drinking water, HVAC requirements etc). Hot water is provided by central hot water calorifiers. Temperature is maintained in the hot water service pipework by recirculation, to minimise trace heating. An additional recycled water system provides recovered grey water from cooling towers for toilet flushing in the main office cores.

Foul Drainage:

A complete sanitary plumbing system is provided to convey all foul and waste water from the building into the adjacent sewers via common foul and surface water outfalls. The system is complete with all pipes, fittings risers, branches, hangers, anchors, pits and controls etc as required to make the system complete. All connections above the sewer surcharge level are discharged via gravity. The connections below the sewer surcharge level are discharged to a pumped system.

Surface Water Drainage:

A complete surface water system is provided to convey all rainwater discharge from roofs, terraces, and paved areas to rainwater storage tanks and/or the adjacent sewer via common foul and surface water outfalls. The majority of rainwater falling onto the site is collected. All connections above the sewer surcharge level are discharged via gravity. The car park will be provided with a petrol interceptor. Drainage from the cavity wall will be taken to collection sumps. Recovered rainwater is available for irrigation and washdown.

The design capacity of Rainwater system is 150mm/hour. Rainwater stacks will drop through the cores.

Condensate Drains:

Condensate from fan coil units will drain to falls into a common condensate drainage system. The condensate riser will discharge at basement level over a suitable gulley. Condensate from air plant cooling coils will discharge locally over a plant room gulley. The system has been designed without the need for condensate pumps.

Provision for Tenant Kitchenette / Vending:

Provision for the following plumbing services are provided for future extension by the Tenant on each level from ground to tenth within each core.

Water Services:

22mm Drinking water connection valved and capped in risers in all cores.

Drainage Piping:

54mm capped connections in the riser in all cores.

Ventilation Piping:

42mm capped connections at high level within risers at core areas.

Washdown Facilities:

Washdown points will be provided in the loading bay and car park.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

4.4	Heating Systems

The central boiler plant consists of biomass fired boilers and gas fired hot water boilers, together with the associated piping and pumps. The boiler installation is sized to meet 120% of the base building load.

A constant temperature heating circuit with two variable volume pumps serves the fan coil units.

Capped outlets are provided from the flow and return heating water risers for extension to the heating coils in each fan coil unit serving the perimeter of the building provided as part of the works covered by the Category ‘A’ Specification.

Entry or exit points from staircases or exit corridors to the exterior are provided with electric heaters.

4.5	Thermal Insulation

Thermal insulation of all chilled water and hot water piping as well as other equipment, flues, ductwork, etc is provided as required. Chilled water and horizontal rain water pipework in return air ceiling voids is insulated and is provided with a vapour barrier.

Services piping exposed to atmosphere is electrically trace heated and insulated.

4.6	Mechanical Ventilation Systems

As part of the smoke control system the four fire fighting staircases, fire lifts and their lobbies are ventilated by a proprietary powered smoke ventilation shaft approved by building control.

The following spaces are mechanically ventilated as indicated:

Toilet Extract	10 air changes / hr, with duty standby fans
Car Park	6 air changes / hr normal & 10 air changes / hr smoke extract
Basement & Sub Basement plantrooms	1.5 air changes / hr normal & 10 air changes / hr smoke extract

Toilet ventilation is provided by means of an extract duct riser which is connected to the horizontal extract ductwork in the toilets. The extract riser connects to duplex fans located on the roof plant level. Supply air is transferred from the adjacent office areas.

A mechanical smoke clearance system is provided to serve the office floors using the office air conditioning extract ductwork. Smoke extract fans are provided at the top of each core discharging to atmosphere. The smoke clearance system provides 6 air changes per hour extract for one floor only operation.

A dedicated ventilation duct is provided to the oil storage room.

Smoke ventilation systems are provided to basement areas.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

4.7	Air Conditioning System

The central refrigeration plant consists of water cooled water chillers in the basement with their associated primary and secondary pumps, valves, controls, lagging etc. The Cooling Towers are located on the Level 11 roof plant space and discharge to atmosphere.

The plant is provided with an automated control system.

The secondary chilled water pumps circulate chilled water to the central air handling plant and to looped and valved connections on each floor for connection to fan coil units, which form part of the Category ‘A’ Works.

Central primary air handling plant is provided in the basement plantrooms to serve the office areas. Each air handling plant comprises; inlet dampers, filters, heating coil, heat recovery coil, cooling coil, supply fans, attenuators and controls. Supply air is distributed via sheet metal ductwork through the core, with branches serving each floor. Extract air ductwork is provided within the ceiling void at each floor level in each core. Air is extracted via sheet metal ductwork to the fans located on the basement where it is exhausted to the car park following heat recovery via run-around coils.

The entrance hall will be conditioned by a dedicated air handling unit on the mezzanine level.

Space for future humidification is provided in the Air Handling Units.

Smoke extract fans are located at roof level connected to the extract duct system. Smoke extract will be achieved with associated motorised smoke dampers.

4.8	Fire Protection Systems

Sprinklers and dry riser systems will be provided as follows:

•	The building will be protected by an automatic sprinkler system.

•	Sprinkler spacing in office areas will be based on Ordinary Hazard II Classification. Installation is part of the works covered by the Category ‘A’ Specification.

•	Sprinkler spacing in basement and car park areas will be based on OH III Classification.

•

Ceiling void sprinkler heads are not required, providing non-combustible construction is maintained within the ceiling void (used as a return air plenum) in accordance wit the District Surveyors standards.

•	A separate dry riser system will be provided to each fire fighting shaft including outlet valves at each floor level and fire brigade inlets on the outside of the building.

•	Any areas subject to freezing will be provided with adequate protection.

The fire alarm system will be L2 classification, analogue addressable, operating phased evacuation with voice speakers.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

On each office floor a fire alarm interface unit will be installed for the Category ‘A’ Specification and Tenant Fit-Out works.

To provide L2 classification, smoke detectors will be provided in escape stairs, escape route corridors, any areas (such as lobbies) that form part of the escape route and rooms that open onto the escape routes. In the open plan office areas, full coverage is achieved by the Category ‘A’ system

4.9	Automatic Controls & Building Management System

The automatic control and Building Management System (BMS) is a microprocessor based system comprising stand-alone “intelligent” outstations which control and monitor the services installation, connected together via a digital communication network back to central date gathering and reporting supervisory station.

The intelligent outstations are distributed throughout the building with the plantrooms and service risers adjacent to plant. The outstations are capable of local interrogation and have a battery backed-up memory.

The operators supervisory terminal comprises dynamic colour graphics display, printer and central data processing unit providing priority based alarm handling and historical data file processing.

The system is capable of a 20% extension by the Tenant.

The system software comprises:

•	Priority based alarm handling

•	Historical data files

•	PID control loops

•	Fixed time and optimum start / stop control of plant

•	Password security access

The system will monitor and control:

•	All ventilation and air conditioning plant

•	Chilled water system plant

•	Internal and external environmental conditions

•	Operational status of all plant

•	Utility metering

•	Power supply status

•	Leak detection systems

The duration of the battery back up for BMS outstations to retain their memory settings is 72 hours.

As part of the lift package, an elevator control system will be provided. The BMS will monitor when fire fighting lifts are operating on emergency power.

An automatic blind control system will operate the facade blinds located in the triple glazed facade elements that form some parts of the building envelope. The system will operate blinds in response to solar radiation levels and calculated solar angles for each facade orientation and will operate blinds in groups, generally three at a time. Local over-ride is provided by hand-held or wall mounted controllers for use by occupants. Reprogramming of zones and operation can be achieved to suit tenant CAT B requirements.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

4.10	Electrical Services

The electrical installation consists of the following major elements:

•	Single incoming EDF 11kV supply

•	Transformer installation with one full unit redundancy

•	Emergency lighting in accordance with BS 5266

•	A building earthing system throughout in accordance with the relevant British Standards

•	Dedicated earth bars for service providers in incoming telecommunications rooms

•	Rising bus-bar mains utilising plug-in tap-off units on each floor for Tenants Fit-Out of distribution boards

•	Central Power factor correction

•	Base Building generator set to supply life safety system

Space allocation will be provided for Tenants standby generation.

4.11	Lighting

Entrance Lobby / Reception / Ground Floor Lift Lobby: recessed downlighters, suspended spotlights and wall washers.

Lift Lobbies (typical office floors): recessed downlighters and suspended spotlights

Toilets: downlighters and linear fluorescent fittings under PIR control.

BMS / Security Room and Fire Command Centre: fluorescent fittings.

Cleaners’ Cupboards: fluorescent fittings.

Stairs: high quality fluorescent fittings.

Stair and Fire Fighting Lobbies: high quality fluorescent fittings.

Loading Bay and Parking Area: external quality fluorescent fittings.

Plant Areas: fluorescent fittings.

Emergency lighting will be self-maintained battery units within the fittings (provided in accordance with statutory requirements).

Lighting levels are as follows:

•	Toilets / circulation: 200lux

•	Car Park / Service Area / loading bay: 100Iux at floor level

•	Stairs and landings : 200 lux

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

All Landlord’s lighting in entrance areas, atrium and service yard to be controlled by master astronomical time clock with override facility.

4.12	Communications Risers

From the telecommunications room to the telecommunications risers at basement level and rising through the building there are two number 600mm wide cable trays per riser rising vertically within the telecommunication risers in core 1. Two number 450mm wide cable trays are installed in each of the two additional telecommunications risers, one located in cores 2 and the other in core 3.

4.13	Lightning Protection

The building superstructure and foundations serve as the main building lightning protection earthing point A lightning protection system is installed to BS EN: 62305:2006 on the roof areas interconnected with foundations by means of connections to the building steel frame. All roof installed equipment is connected to the roof lightning protection system.

4.14	Security

A CCTV system, linked to the security room, monitors in the service yard area, car park area and all entrances / exits.

Conduits linked to the security room will allow later installation of door and ground floor window monitoring system.

An intercom is provided between the front door and car park entry to the security room.

The base build system will allow extension to allow use by tenants in a multi-let situation.

Containment to allow for the future provision of security devices on each floor entry point will be provided.

Containment to allow for the future provision of turnstiles and / or pass gate to Ground Floor Main Entrance Lobby

4.15	Lift Installation

There will be 12 No. 21 person, 1600kg passenger lifts serving the office floors.

The group of cars are based on a population density of one person per 10m2 assuming 15% absenteeism and will provide an average interval time of less than 30 seconds with a five minute handling capacity of approximately 15%. Hall call destination control will be utilised.

Fire Fighting Lifts: Two of the twelve passenger lifts in core 1 also double as fire-fighting lifts, with dual entry to the main lift lobby and fire-fighting core. There are also 2 No. additional fire fighting lifts rated at 630kg and lm per second, serving basement to tenth and seventh floors in cores 2 and 3 respectively.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

Goods Lift: There are 3 No. goods lift rated at 2500kg and 1.0m per second. Two serve basement to tenth floors, the other serves the loading dock to main basement level. The lift cars are nominally 1500mm wide, 3000mm deep and 2500mm high, which will permit carriage of standard proprietary partitioning systems.

Car Lifts. 2 No. car lifts shall provide access off Bucknall Street to the basement. The Car lifts are suitably sized for luxury cars (3000mm wide, 6100mm deep and 2600mm high) with a carrying capacity of 6000kg. Consideration has been given to plant replacement of items that might be located in the basement.

Two way intercom system linked to the fire command centre and security room is provided from each lift.

All lifts are machine room-less with the exception of the car lifts.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

5.	EQUIPMENT

5.1	Exterior Cladding Maintenance and Access System

Specialised access equipment, mechanised as appropriate, is provided to allow cleaning and maintenance of the external façades.

5.2	Refuse Compactor and Paladins

Refuse paladins and a refuse compactor incorporating a skip unit (capacity of 1.6 cubic metres) are provided in the loading bay area.

5.3	Car Park Access Control

A remotely operated access control system will be provided to open and close the doors at the entrance to the car lifts.

5.4	Re-cycling facilities

Space to be provided for skips / bins / compactor for waste recycling in the loading bay area and the basement.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

Central Saint Giles

6.	EXTERNAL WORKS

6.1	Paving

Reinstatement of pavements to all street elevations of building.

Reinstatement of loading bay and access road to adjacent property.

Formation of new cross-overs.

Installation of stainless steel studs in the pavement to mark boundary of legal title.

6.2	Landscaped Gardens

Roof gardens on level 8 and 10 are decked with polypropylene and wood fibre planks and feature a varity of plants contained in GRP troughs

6.3	Lighting

External lighting to the building is provided to meet statutory requirements at ground floor entrance and service and car park entry points; all controlled by central time clock.

BASE BUILDING DEFINITION FOR SHELL & CORE SPECIFICATION

103944

CENTRAL SAINT GILES

Category ‘A’ Specification

Version 2

30th July 2008

Central Saint Giles

CATEGORY ‘A’ SPECIFICATION

Contents

1.	Introduction

2.	Office Finishes
2.1	Walls
2.2	Floors
2.3	Suspended ceilings
2.4	Window Blinds
2.5	Internal Signs

3.	Basement Storage / Ancillary Area Finishes
3.1	Walls
3.2	Floors
3.3	Ceilings

4.	Office Services
4.1	Air Conditioning
4.2	Controls
4.3	Heating Pipework
4.4	Chilled Water Pipework
4.5	Sprinkler Installations
4.6	Lighting Installations
4.7	Life Safety Systems
4.8	Earthing

5.	BASEMENT STORAGE / ANCILLARY AREA SERVICES
5.1	Mechanical
5.2	Electrical

CATEGORY ‘A’ SPECIFICATION- Revision 2: 30 July 2008

14715/v2

Central Saint Giles

BASE BUILDING DEFINITION - SHELL & CORE

1.0	Introduction

The purpose of this Specification is to describe works by the developer in finishing the office areas to Category ‘A’ standard.

It should be read in conjunction with the Base Building Definition.

2.0	OFFICE FINISHES

2.1	Walls

Mist coat plus three coats of vinyl matt emulsion finish is provided on core walls, internal and external columns and other exposed walls in office areas.

2.2	Floors

Medium grade (to PSA Method of Building Performance Specification MOB PF2 PS/SPU March 1992) raised access flooring with a nominal depth of 150mm on all office floors (inclusive of panel and finished floor), comprising 600 x 600mm tiles. The minimum floor void depth shall be not less than 100mm. Note: the MOB loadings for medium grade are as follows:

Concentrated static load: Not less than 4.5 kN over 300 mm2 and not less than 3.0 kN over 25 mm2 Uniformly distributed load: Not less than and 8.0 kN/m2.

All necessary plenum barriers, fire breaks and closure details are provided.

The concrete floor has a sealant applied to it prior to the installation of the raised floor.

Anti-static heavy wear medium contract carpet tiles throughout e.g. interface cut or loop file (Palette or Resource range) or Mannington fusion bonded (Roca, Mapeira or Spoletto range) colour range to be appropriate for office use.

Recessed skirting to the drylined core walls.

2.3	Suspended Ceilings

Suspended ceiling comprising fully accessible polyester powder coated perforated metal pan ceiling files, fixed into a non-visible drop-in suspension system. Suspended ceiling includes fully recessed luminaires / downlighters, and grilles etc, fire stopping, access panels and insulations matting fully concealed in black plastic wrapping. Suspension system and fixings are of galvanised steel.

The ceiling plank system is laid out on a 1500mm modular grid centred on the base building grid.

Perimeter polyester powder coated solid metal margin complete with fully recessed luminaries / downlighters and slot diffusers as necessary. Plasterboard margins bulkhead to perimeter on galvanised steel suspension system, skim coat plaster, mist and three coats of emulsion

The office ceiling system has an acoustical absorption NRC value of approximately 0.8.

2.4	Window Blinds

5% perforation roller blinds are fixed in front of all external windows.

CATEGORY ‘A’ SPECIFICATION- Revision 2: 30 July 2008

14715/v2

Central Saint Giles

2.5	Internal Signs

Statutory signs are provided in net lettable space as follows:

Fire exits

Fire doors

Fire fighting lift lobbies

Dry riser inlets / valves

All other statutory signs as required

3.0	BASEMENT STORAGE I ANCILLARY AREA FINISHES

3.1	Walls

Paint grade blockwork and emulsion.

3.2	Floors

Sealed concrete, vinyl on concrete with vinyl skirtings.

Car park - sealed concrete.

3.3	Ceilings

Concrete and emulsion.

CATEGORY ‘A’ SPECIFICATION- Revision 2: 30 July 2008

14715/v2

Central Saint Giles

4.0	OFFICE SERVICES

4.1	Air Conditioning

The office areas are heated and cooled by fan coil units within the ceiling void. Fan coils at the perimeter will be 4-pipe types to provide both heating and cooling. Fan coils in internal areas will be 2-pipe types and will provide cooling only. Conditioned ventilation air is provided via low pressure sheet metal ductwork extended from the central supply system.

Chilled water and low pressure hot water pipework distribution is provided on each floor to serve fan coil units.

The fan coil units around the perimeter are generally spaced at one per 6.0 by 4.5m deep zone in (27m2) and in interior zones at a maximum of 1 per 80m2.

The sizing of the fan coil units includes for the cooling loads due to solar gain, small power and lighting and for the population density specified under the services design criteria sub-section of the Base Building Definition.

Air is supplied via diffusers. The air is returned to the void via return air grilles and perimeter air slots.

The perimeter ceiling detail is compatible with achieving an average room-to-room octave band sound level difference over the range 125Hz-4kHz of 38dB.

In interior office areas air is supplied via ceiling supply grilles. Air in interior offices is returned to the ceiling void via return air grilles.

All insulation material is sealed or otherwise stabilised to prevent migration of fibre particles into the return air ceiling plenum.

Extract air is removed from the ceiling void via sheet metal ductwork at the core.

4.2	Controls

Every fan coil unit is provided with an intelligent unitary controller and an associated temperature sensor with a length coiled cable to allow for partition or column mounting at a later date.

The heating and cooling coils in the fan coil units are sequentially modulated in order to maintain room set point conditions.

The Category ‘A’ controls are fully compatible with the Base Building BMS and interface is provided with the Building Control system for warm up / cool down and fire mode functions.

4.3	Heating Pipework

All heating pipework is insulated.

All insulation material is sealed or otherwise stabilised to prevent migration of fibre particles into the return air ceiling plenum.

The fan coil unit heating coils are served with low temperature hot water from a pipework distribution system located in the ceiling void.

4.4	Chilled Water Pipework

All chilled water pipework is insulated and vapour sealed.

All insulation material is sealed or otherwise stabilised to prevent migration of fibre particles into the return air ceiling plenums.

The fan coil unit chilled water coils are served with chilled water from a pipework distribution system located in the ceiling void.

4.5	Sprinkler Installation

Sprinklers and associated pipework protecting the useable office areas are extended from the termination points of the Base Building system.

The building is approved without ceiling void sprinkler heads, provided that the Tenant does not install combustible material within this void. As defined in Section 20 of the LDSA Guide.

This work includes piping and connections to the sprinkler piping left at the core to be extended to the office floor.

Sprinkler spacing in office areas is on the basis of Ordinary Hazard Classification 2 and is generally laid out on a 4m x 3m grid with additional capped connections at the perimeter.

The sprinkler heads are of the semi recessed flushed plate type, subject to DS and insurer approval.

4.6	Lighting Installation

Office lighting wired in flexible plug-in wiring is configured from circuits on Tenants lighting distribution boards located in on-floor electrical riser cupboards. Switching is by central on-floor control.

Typical luminaires provided are T5 fluorescent lamp, recessed modular type, with electronic starters with a reflector and a louver assembly in accordance with the spirit of LG7, subject to the limitations of Building Regulations for efficiency of luminaires.

Luminaires at emergency exits and 5% of the total on-floor are provided with self contained battery—inverter packs giving 3 hours emergency operation necessary for escape lighting. The emergency lighting circuits are un-switched and run separately.

The average lighting level in open plan office spaces (at desk height) is approximately 350 lux. The Lighting level in emergency model is 1 lux.

CATEGORY ‘A’ SPECIFICATION- Revision 2: 30 July 2008

14715/v2

Central Saint Giles

Daylight controlled dimming and occupancy-sensing switching are provided to aid compliance with Building Regulations Part L2.

4.7	Life Safety System

Life safety system speakers are provided throughout the office spaces to achieve a minimum of 65dba for open plan offices. The speakers are connected to the voice evacuation system provided on each office floor as part of the works covered by the Base Building Definition. Sounders are provided to basement and roof areas.

4.8	Earthing

Raised floors and suspended ceilings are earthed in accordance with the requirements of BS7671.

Underfloor systems will be earthed once for every 13m2

The shell and core power installations will consist of a rising bus bar in the tenants electrical cupboard. The category ‘A’ installation will consist of a tap off box on the bus bar and a distribution board to serve the lighting and the fan coils. Small power distribution, including the distribution, including the distribution board and tap off box, will be provided by the tenant as Category works.

5.0	BASEMENT STORAGE / ANCILLARY AREA SERVICES

5.1	Mechanical

The basement has a dedicated extract system. Fresh air is provided from the office plant.

Additional heating is provided via local electric heaters where necessary.

The heating and ventilating controls are connected to the Base Building BMS.

Sprinklers are provided in accordance with section 4.5.

5.2	Electrical

Fluorescent lighting via exposed pendant fittings with emergency lighting in accordance with statutory requirements.

Small power is provided for cleaning and maintenance.

Life safety system sounders and smoke sensors are provided in accordance with Section 4.7.

CATEGORY ‘A’ SPECIFICATION- Revision 2: 30 July 2008

14715/v2

SIGNED as a DEED by CENTRAL SAINT GILES GENERAL PARTNER LIMITED acting as general partner of CENTRAL SAINT GILES LIMITED PARTNERSHIP by a director and its secretary or two directors	) ) ) ) ) )

Director /s/ Andrew Banks

Director /s/ [illegible]

DATED	May 31, 2013

SPECIFIC MEDIA UK LIMITED	(1)

and

MIDASPLAYER.COM LTD (TRADING AS KING.COM)	(2)

AGREEMENT FOR ASSIGNMENT OF LEASE relating to 10 Floor, Central St. Giles, St. Giles High Street, London WC2

CONTENTS

1	INTERPRETATION	1

2	LANDLORD’S CONSENT	3

3	AGREEMENT FOR ASSIGNMENT OF LEASE	4

4	CONDITIONS	4

5	CONDITION OF THE PROPERTY	5

6	OCCUPATION	6

7	DEDUCING TITLE	6

8	TITLE GUARANTEE	6

9	MATTERS AFFECTING THE PROPERTY	...6

10	VAT	6

11	COMPLETION	7

12	ENTIRE AGREEMENT	7

13	JOINT AND SEVERAL LIABILITY	7

14	NOTICES	7

15	COSTS	8

16	RIGHTS OF THIRD PARTIES	8

17	GOVERNING LAW AND JURISDICTION	8

SCHEDULE 1 DISCLOSED MATTERS		9

SCHEDULE 2 FIXTURES AND FITTINGS		10

i

DATE OF AGREEMENT FOR ASSIGNMENT OF LEASE                      2013

PARTIES

(1)	SPECIFIC MEDIA UK LIMITED (Company Number 04023273) whose registered office is at 10th Floor Central St. Giles, 1 St. Giles High Street, London WC2H 8AG (“Assignor”)

(2)	MIDASPLAYER.COM LTD (trading as King.com) (Company Number 04534247) whose registered office is at 16 Dufours Place, London W1F 7SP (“Assignee”)

INTRODUCTION

A

The Assignor owns the leasehold of the property at 10th Floor Central St. Giles, 1 St. Giles High Street, London WC2H 8AG and has agreed to grant the Assignee a lease of the Property on the terms contained in this agreement.

B	The assignment of the Lease is subject to consent being granted by the Landlord to this assignment and to a licence to alter in relation to the Assignor’s Fit Out Works.

IT IS AGREED THAT:

1	INTERPRETATION

1.1	The definitions in this clause apply in this agreement.

Agreement for Underlease: an agreement for underlease relating to the 2nd, 3rd and 5th Floors, 16 Duffours Place, London W1F 7SP dated today’s date and made between (1) Midasplayer.com Ltd (trading as King.com) (2) Specific Media UK Limited and (3) Interactive Media Holdings Inc.

Assignee’s Conveyancer: Fox Williams, Ten Dominion Street, London EC2M 2EE (Reference: Elizabeth Ruff M/1095/1)

Assignor’s Conveyancer: Squire Sanders (UK) LLP, 7 Devonshire Square, London EC2M 4YH (Reference:. GT/SPE.269-0001).

Assignor’s Fit Out Works: the works carried out at the Property by or on behalf of the Assignor

Base Rate: the base rate from time to time of Barclays Bank PLC.

Completion Date: 1 June 2013 or if later the date 3 working days following the date upon which the last of the Conditions Precedent are satisfied.

Condition: any one of the Part 1 Conditions.

Conditions Precedent: both (1) the obtaining of Landlord’s Consent and (2) the satisfaction of the condition in clause 4 of the Agreement for Underlease.

Contract Rate: interest at 4% above the Base Rate.

Fixtures and Fittings: those items listed at Schedule 2.

1

Landlord: Central St. Giles Limited Partnership.

Landlord’s Consent: consent by the Landlord to the assignment of the Lease to the Assignee and to the Assignor’s Fit Out Works in such form as required under the Lease.

Lease: the lease dated 31 December 2010 made between (1) Central St. Giles Limited Partnership (2) Specific Media UK Limited and (3) Interactive Media Holdings Inc.

Part 1 Conditions: Part 1 of the Standard Commercial Property Conditions (Second Edition).

Part 2 Conditions: Part 2 of the Standard Commercial Property Conditions (Second Edition).

Property: the property at 10th Floor Central St. Giles, 1 St. Giles High Street, London as more particularly defined in the Lease.

Rent: the rent as defined in the Lease and all other sums payable by the tenant under the Lease.

Term: the remainder of the term demised under the Lease.

VAT: value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement tax and any similar additional tax.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.9	A reference to a statute or statutory provision shall include any subordinate legislation made from time to time under that statute or statutory provision.

1.10	A reference to writing or written includes faxes but not e-mail.

2

1.11	A reference to “this agreement” or to any other agreement or document referred to in this agreement is a reference to this agreement or such other document or agreement as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.12	References to clauses and Schedules are to the clauses and Schedules of this agreement; references to paragraphs are to paragraphs of the relevant Schedule.

1.13	Any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14	Any obligation in this agreement on a person not to do something includes an obligation not to agree or allow that thing to be done.

1.15	Unless this agreement otherwise expressly provides, a reference to the Property is to the whole and any part of the Property.

1.16	Any reference to the Landlord’s consent or approval being required is to a consent or approval in writing which must be obtained before the relevant act is taken or event occurs.

1.17	Landlord includes the Landlord’s successors in title and any other person who is or becomes entitled to the reversion (whether immediate or not) expectant on the term to be created by the Lease.

2	LANDLORD’S CONSENT

2.1	The assignment of the Lease is conditional upon the grant of Landlord’s Consent. This agreement shall become unconditional upon the grant of Landlord’s Consent.

2.2	This agreement comes into force on the date of this agreement except for clause 3 and clause 12 which shall come into force on the date on which Landlord’s Consent is granted.

2.3	The Assignor confirms an application for Landlord’s Consent has been submitted and it shall use its reasonable endeavours at its own expense to obtain Landlord’s Consent.

2.4	The Assignee shall, without delay:

(a)	supply all information, accounts and references as the Landlord or any superior landlord may reasonably require in connection with an application for or consideration of the Landlord’s Consent;

(b)	ensure that any amendments that the Assignee proposes to make to any form of Landlord’s Consent or to any document mentioned in clause 2.4(c) that has been submitted to the Assignee are communicated promptly to the Assignor’s Conveyancer;

(c)	enter into any rental or other deposits, direct covenants or other security for the performance of the tenant covenants of the Lease as may be required under the terms of the Lease or as the Landlord may reasonably require; and

3

(d)	where party to the same to execute the documents containing Landlord’s Consent and execute or procure the execution of the documents (if any) required to be entered into pursuant to clause 2.4(c), each in the form reasonably required by the Landlord. The Assignee shall return all such documents duly executed to the Assignor’s Conveyancer within five working days after the engrossments have been submitted to the Assignee.

2.5	The Assignor shall notify the Assignee within 5 working days of the receipt of Landlord’s Consent or any refusal thereof or a condition thereon.

2.6	If Landlord’s Consent has not been granted by [ ], either the Assignor or the Assignee may at any time after that date (but only before Landlord’s Consent is granted) give written notice to the other terminating this agreement. Termination will be without prejudice to the rights of each party in respect of any earlier breach of this agreement.

3	AGREEMENT FOR ASSIGNMENT OF LEASE

3.1	In consideration of the Assignee’s obligations under this agreement, the Assignor will assign to the Assignee and the Assignee will accept from the Assignor the assignment of the Lease on the terms set out in this agreement. No purchase price, premium or deposit is payable.

3.2	The Assignee cannot require the Assignor to assign the Lease to any person other than the Assignee (here meaning Midasplayer.com (trading as King.com), incorporated and registered in England and Wales with company number 04534247, only).

3.3	The Assignee cannot assign, sublet, charge, or otherwise share or part with the benefit of this agreement whether in relation to the whole or any part of the Property.

4	CONDITIONS

4.1	The Part 1 Conditions are incorporated in this agreement, in so far as they:

(a)	are applicable to the assignment of a lease;

(b)	are not inconsistent with the other clauses in this agreement; and

(c)	have not been modified or excluded by any of the other clauses in this agreement.

4.2	The Part 2 Conditions are not incorporated in this agreement.

4.3	Condition 1.1.1(e) is amended so that reference to the contract rate in Condition 1.1.1(e) refers instead to the Contract Rate as defined in this agreement.

4.4	Condition 8.7 is amended to read: “The Assignee is to pay any money due on completion to the Assignor’s Conveyancer by a method that gives immediately available funds”.

4.5	Condition 9.1.1 is varied to read “If any plan or statement in the contract or in written replies which the Assignor’s Conveyancer has given to any written enquiries raisedby the Assignee’s Conveyancer before the date of this contract, is or was misleading or inaccurate due to any error or omission, the remedies available are as follows.”

4

4.6	The following Part 1 Conditions do not apply to this agreement:

(a)	Conditions 1.1.4(a), 1.2, 1.3, 1.4 and 1.5;

(b)	Condition 2.2;

(c)	Conditions 3.1.1, 3.1.2, 3.1.3 and 3.3;

(d)	Conditions 6.1, 6.2, 6.3, 6.4.2 and 6.6.2;

(e)	Conditions 7.1.2, 7.1.3 and 7.1.4(b);

(f)	Condition 9.3; and

(g)	Conditions 10.2.4 and 10.3.

5	CONDITION OF THE PROPERTY

5.1	The Assignee acknowledges that, prior to the date of this agreement, the Assignor has given the Assignee and those authorised by the Assignee, the opportunity to inspect, survey and carry out investigations as to the condition of the Property and the Assignee accepts the condition of the Property.

5.2	No representation or warranty is given by the Assignor that the Property may lawfully be used for the use permitted by the Lease and the Assignee confirms that it has made all necessary enquiries to satisfy itself on this point.

5.3	The Assignee will not be entitled to refuse to complete or to delay completion of the assignment of the Lease due to any event occurring after the date of this agreement that results in:

(a)	any damage to the Property or any part of it; or

(b)	any damage to the means of access to the Property; or

(c)	any deterioration in the Property’s condition.

5.4	The Assignor shall leave the floor in a clean and tidy condition with the benefit of the Assignor’s Fit Out Works. Cabling at the Property shall be left in such condition as shall permit the Assignee to “plug and play” immediately following Completion

5.5	The Assignor shall leave the Fixtures and Fittings at the Property, the ownership of which hereby passes to the Assignee.

5.6	The Assignor accepts no liability for the condition or repair of the Fixtures and Fittings, which are left in the Property without any express or implied warranty as to their quality or condition.

5

6	OCCUPATION

6.1	The Assignor will give the Assignee the Property free of occupation on completion of the assignment of the Lease.

6.2	The Assignee is not entitled to and will not be permitted to take occupation or possession of the Property or of any part of it prior to completion of the assignment of the Lease and this agreement does not operate as a demise.

7	DEDUCING TITLE

The Assignee is deemed to have full knowledge of the Assignor’s title and is not entitled to raise any enquiry, objection, enquiry or requisition in relation to it.

8	TITLE GUARANTEE

The Assignor will assign the Lease with full title guarantee.

9	MATTERS AFFECTING THE PROPERTY

9.1	The Assignor will assign the Lease to the Assignee free from encumbrances other than:

(a)	any matters, other than financial charges, contained or referred to in the entries or records made in registers maintained by the Land Registry as at 8 May 2013 at 14:58:57 under title number NGL915579;

(b)	all matters contained or referred to in the Lease;

(c)	any matters discoverable by inspection of the Property before the date of this agreement;

(d)	any matters which the Assignor does not and could not reasonably know about;

(e)	any matters, other than financial charges, disclosed or which would have been disclosed by the searches and enquiries that a prudent Assignee would have made before entering into this agreement;

(f)	public requirements; and

(g)	any matters which are unregistered interests which override first registration under Schedule 1 to the Land Registration Act 2002; and

(h)	any matters disclosed in the documents listed in Schedule 1.

9.2	The Assignee is deemed to have full knowledge of the matters referred to in clause 10.1 and will not raise any enquiry, objection, requisition or claim in respect of any of them.

10	VAT

10.1	Each amount stated to be payable by the Assignee to the Assignor or the Landlord under or pursuant to this agreement is exclusive of VAT (if any).

6

10.2	If any VAT is chargeable on any supply made by the Assignor under or pursuant to this agreement, the Assignee will pay the Assignor an amount equal to that VAT as additional consideration on completion.

11	COMPLETION

11.1	Completion will take place on the Completion Date.

11.2	On completion, the Assignee will pay to the Assignor the Rent due for the period from and including the Completion Date to the day before the next rent payment day (as provided for in the Lease):

11.3	If completion is delayed due to the Assignee’s default or the Assignee fails to pay any sum due under this agreement in full on completion, the Assignee will pay interest in addition to damages for losses incurred by the Assignor as a result of the delayed completion. The interest will be payable at the Contract Rate on any unpaid amount for the period from the Completion Date to the date of actual payment.

12	ENTIRE AGREEMENT

12.1	This agreement and the documents annexed to it constitute the entire agreement and understanding of the parties and supersede any previous agreement between them relating to the subject matter of this agreement.

12.2	The Assignee acknowledges and agrees that in entering into this agreement, it does not rely on and will have no remedy in respect of any statement, representation, warranty, collateral agreement or other assurance (whether made negligently or innocently) of any person (whether party to this agreement or not) other than:

(a)	as expressly set out in this agreement or the documents annexed to it; or

(b)	in any written replies which the Assignor’s Conveyancer has given to any written enquiries raised by the Assignee’s Conveyancer before the date of this agreement.

Nothing in this clause will, however, operate to limit or exclude any liability for fraud.

13	JOINT AND SEVERAL LIABILITY

Where the Assignee is more than one person, then in each case their obligations are joint and several and the Assignor may release or compromise the liability of any of those persons under this agreement or grant time or other indulgence without affecting the liability of any one of them.

14	NOTICES

14.1	Any notice or other communication required to be given under this agreement shall be in writing and shall be delivered personally, or sent by pre-paid first class post or recorded delivery or by commercial courier, to each party required to receive the notice or communication at their registered address.

7

14.2	Any notice or other communication shall be deemed to have been duly received:

(a)	if delivered personally, when left at the address and for the contact referred to in this clause;

(b)	if sent by pre-paid first class post or recorded delivery, at 9.00 am on the second working day after posting; or

(c)	if delivered by commercial courier, on the date and at the time that the courier’s delivery receipt is signed.

14.3	A notice or other communication required to be given under this agreement shall not be validly given if sent by e-mail.

15	COSTS

15.1	The Assignor will pay the Landlord’s legal costs and disbursements incurred in connection with this agreement and the assignment of the Lease and the Landlord’s Consent.

15.2	Subject to clause 15.1, each party shall bear its own costs in respect of this agreement.

16	RIGHTS OF THIRD PARTIES

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

17	GOVERNING LAW AND JURISDICTION

17.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

17.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

17.3	Each party irrevocably consents to any process in any proceedings arising out of or in connection with this agreement under clause 17.2 being served on it in accordance with the provisions of this agreement relating to service of notices. Nothing contained in this agreement will affect the right to serve process in any other manner permitted by law.

This agreement has been entered into on the date stated at the beginning of it.

8

SCHEDULE 1

Disclosed Matters

Date	Document	Parties
29.03.2011	Wayleave Agreement	(1) Central Saint Giles Limited Partnership (2) Specific Media UK Limited (3) Abovenet Communications UK Limited

9

SCHEDULE 2

Fixtures and Fittings

10

Signed by for	/s/ [Illegible]
and on behalf of SPECIFIC MEDIA UK LIMITED	Director

Signed by for	/s/ [Illegible]
and on behalf of MIDASPLAYER.COM LTD (trading as King.com)	Director

11